Annual Information Form

For the year ended December 31, 2020

May 5, 2021

ABBREVIATIONS AND DEFINITIONS

km	kilometers	m2	square meters
m	Meters	k3	square kilometers

GLOSSARY OF SELECTED TERMS

The following are selected abbreviations and definitions of terms used herein:

"Accord and Satisfaction Agreement" means the agreement with Inpex dated August 17, 2015 relating to the Drilling Agreement-

1. CRI agreed it owed approximately US$2.9 million to Inpex for shared costs incurred in the utilization of a drilling rig. The amount plus accrued interest since December 1, 2015 is due immediately. This amount accrues interest at a rate of 7% per annum plus the 6 month USD LIBOR. This agreement was purchased by Frontera in August 2018 and these amounts are now settled;

"AIF" means this Annual Information Form;

"Annex PPL" means the former Annex Petroleum Prospecting License that formed part of the former Corentyne PA held 100% by CRI;

"Berbice PPL" means the Berbice Petroleum Prospecting License 100% owned by ON Energy;

"Bridge Loan I" means the US$2.0 million bridge loan plus accrued interest since the date of the agreement. The Bridge Loan I was repaid in May 2019, including accrued interest payable of 5% per annum.;

"Bridge Loan II" means the US$2.0 million bridge loan plus accrued interest since the date of the agreement. The Bridge Loan II was repaid in May 2019, including accrued interest payable of 5% per annum.;

"Bridge Loan III" means the approximately US$14.14 million bridge loan plus accrued interest since the date of the agreement. Bridge Loan III was amended and restated on January 30, 2019, and a conversion feature was added. The Bridge Loan III was repaid as at September 30, 2019, including accrued interest payable of 5% per annum.;

"Board" means the board of directors of CGX;

"C$ Bridge Loan" means the convertible C$7.5 million bridge loan plus accrued interest since the date of the agreement. The C$ Bridge Loan was repaid in May 2019, including accrued interest payable of 5% per annum.;

"CGMC" means CGX Energy Management Corp., a wholly-owned subsidiary of CGX, a corporation incorporated in the United States;

"CGX", "Company" or the "Corporation" means CGX Energy Inc., a corporation incorporated under the OBCA;

"CGX Resources or "CRI" means CGX Resources Inc., a wholly-owned subsidiary of CGX, a corporation incorporated in the Bahamas;

"Common Shares" means the common shares in the capital of CGX;

"Contractor" means CRI and includes its successors and permitted assignees, including Frontera Guyana;

"Convertible Debenture" means the US$1.5 million convertible loan from Frontera. The Convertible Debenture was repaid in May 2019, including accrued interest payable of 5% per annum.;

"Corentyne PA" means the Corentyne Petroleum Agreement;

"Corentyne PPL" means the Corentyne Petroleum Prospecting License;

"Demerara PA" means the Demerara Petroleum Agreement"

"Demerara PPL" means the Demerara Petroleum Prospecting License;

"Drilling Agreement-1" means the June 19, 2014 agreement with Inpex, CGX (CRI) and JDC, for use of the jack-up drilling rig known as the "Hakuryu-12" rig;

"Drilling Agreement-2" means the December 14, 2018 definitive rig agreement with ROWAN RIGS S.À R.L and CGX (CRI), for use of the jack-up drilling rig known as the "Ralph Coffman" rig;

"Exxon" means Exxon Mobil Corporation;

"Frontera" means Frontera Energy Corporation, a corporation that owns approximately 73.85% of the Common Shares;

"Frontera Guyana" means Frontera Energy Guyana Corp., a wholly-owned subsidiary of Frontera;

"Frontera Loans" means the loans owing to Frontera in the amount payable plus accrued interest, comprised of the C$ Bridge Loan, Bridge Loan I, Bridge Loan II, Bridge Loan III, Convertible Debenture, Accord and Satisfaction Agreement originally with Inpex and the amounts owing under the Technical Services Agreement;

"GCIE" means Grand Canal Industrial Estates Inc., a Guyana incorporated company held 100% by GCIE Holdings;

"GCIE Holdings" means GCIE Holdings Limited, a wholly-owned subsidiary of CGX, a corporation incorporated in Barbados;

"GGMC" means the Guyana Geology and Mines Commission;

"Government" means the Government of the Co-operative Republic of Guyana;

"Inpex" means Teikoku Oil (Suriname) Co., Ltd., a wholly-owned subsidiary of Inpex Corporation;

"ITLOS" means International Tribunal on the Law of the Sea;

"JDC" means Japan Drilling Co., Ltd.;

"Joint Venture Partners" means CRI and Frontera Guyana;

"JV Agreement or JOA" means the farm-in joint venture agreement with Frontera Guyana governing CRI's two offshore Petroleum Prospecting Licenses in Guyana, the Corentyne and Demerara Blocks in which Frontera Guyana acquired a 33.333% working interest subject to the terms thereof;

"LIBOR" means the London Interbank Offered Rate, which is the average interest rate at which leading banks borrow funds from other banks in the London market;

"LOU" means letter of understanding with CRI and Rowan Rigs S.a.r.l. regarding the Drilling Agreement-2 entered into on September 23, 2019;

"McDaniel" means McDaniel and Associates Consultants Ltd;

"McDaniel Report" means the independent Prospective Resource study and report dated October 20, 2020 prepared by McDaniel in respect of the Corentyne North Area, Corentyne Main Area and Demerara Block.

"MD&A" means management's discussion and analysis;

"MI 61-101" means Multi-lateral Instrument 61-101 - Protection of Minority Security Holders in Special Transactions;

"NI 51-101" means National instrument 51-101 - Standards of Disclosure for Oil and Gas Activities;

"OBCA" means the Business Corporations Act (Ontario);

"ON Energy" means ON Energy Inc., a 62% owned subsidiary of CGX, a corporation incorporated in Guyana;

"OPEC" means the Organization of Petroleum Exporting Countries;

"PA" means Petroleum Agreement;

"Participating Interest" means a working interest in an oil and gas concession or field that includes an obligation to pay capital and operating costs and the right to receive hydrocarbon production and production revenue;

"PPL" means Petroleum Prospecting Licence;

"Profit Oil" means the balance of crude oil and/or natural gas available in any month after Recoverable Contract Costs have been satisfied, which balance is shared for each field in the following proportions: fifty-three percent (53%) in favour of the Government and forty-seven percent (47%) in favour of Contractor;

"Prospector" means Prospector PTE. Ltd.;

"PSDM" means Pre-Stack Depth Migration, a form of migration in which reflections in seismic data are moved to their correct locations in space;

"PSTM" means Pre-Stack Time Migration, a form of migration that has the effect of moving dipping events on a surface seismic line from apparent locations to their true locations in time. The resulting image is shown in terms of travel time rather than depth, and must then be converted to depth with an accurate velocity model;

"Recoverable Contract Costs" means such costs as the Contractor is permitted to recover, as from the date they have been incurred, pursuant to the provisions of Annex C of the PA;

"Rights Offering" means the rights offering announced on February 1, 2019, whereby each shareholder of record of the Company as of February 11, 2019 was given one right to purchase one Common Shares at a price of $0.25 per Common Share expiring on March 12, 2019. All of the rights offered under the Rights Offering were exercised and on March 13, 2019, CGX issued 116,102,318 Common Shares to such shareholders. Pursuant to the Rights Offering, CGX entered into a standby agreement with Frontera so that Frontera would acquire any unexercised rights and exercise them to ensure that the Rights Offering was 100% exercised. As a result, Frontera was issued 15,009,026 Warrants.

"Sales Gas" means the total gas to be potentially produced from the reservoirs, measured at the point of delivery, after reduction for projected fuel usage, flare and shrinkage resulting from field separation and processing;

"SEDAR" means the System for Electronic Document Analysis and Retrieval found at www.sedar.com;

"Technical Services Agreement" means the technical service agreement dated September 1, 2017 between CGX and Frontera whereby Frontera has agreed to provide geological and geophysical consulting to the Company. Such services will be charged back at cost and any amounts not paid after 30 days will accrue interest at a rate of the Canadian Imperial Bank of Commerce prime rate plus 2% per annum;

"TSXV" means the TSX Venture Exchange; and

"Warrants" means Common Share purchase warrants of CGX, entitling holders thereof to purchase one Common Share for $0.415 until March 13, 2024 following the issuance of such Warrant, of which 15,009,900 were exercised in December 2020 and none are outstanding.

GENERAL MATTERS

The market data used in this AIF was obtained from various publicly available sources. Although CGX believes that these independent sources are generally reliable, the accuracy and completeness of such information is not guaranteed and has not been independently verified. The websites referred to in this AIF are for reference only and are not part of or incorporated by reference into this AIF.

MONETARY REFERENCES

In this AIF, unless otherwise indicated, all dollar amounts are expressed in Canadian dollars and references to "$" or C$ are to Canadian dollars and references to "US$" are to be U.S. dollars. The following table sets out: (1) the rate of exchange for one Canadian dollar in U.S. dollars in effect at the end of each of the periods set out immediately below; (2) the high and low rate of exchange during those periods; and (3) the average rate of exchange for those periods, each based on the noon spot rate as published on the Bank of Canada's website. On May 5, 2021 the closing rate for one Canadian dollar in U.S. dollars as published by the Bank of Canada was C$1.00 = U.S.$0.8149.

Years ended December 31,	High	Low	Average	End of Period
2020	0.7863	0.6898	0.7461	0.7854
2019	0.7699	.07353	0.7537	0.7699
2018	0.8138	0.7330	0.7721	0.7330

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This AIF includes "forward-looking information" within the meaning of applicable securities legislation, which are not historical facts and is based on the opinions and estimates of management of CGX. All statements other than statements of historical fact contained herein are forward-looking statements and include forward-looking information.

Forward-looking information is often, but not always, identified by the use of words such as "seek", "anticipate", "budget", "plans", "does not plan", "continue", "estimate", "expect", "forecast", "may", "will", "project", "predict", "potential", "scheduled", "targeting", "intend", "could", "might", "should", "believe", "variations" and similar words suggesting future outcomes or statements regarding an outlook.

Specifically, information relating to the following matters may be forward-looking information:

• the expected results of CGX's exploration, development and production activities and related capital expenditures and investments and construction of a deep water port;

• CGX's strategic, business and financial plans and objectives, including budgeted and future capital expenditures, acquisitions and investments;

• statements with respect to the future price of petroleum and/or natural gas, government regulation of petroleum and natural gas matters and permitting timelines;

• CGX's ability to be and remain competitive in the oil and gas industry;

• existing and future regulatory requirements applicable to CGX and its business; and

• existing and future obligations in respect of environmental compliance and remediation.

Such forward-looking information is subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those projected in the forward-looking statements. Forward-looking information should therefore be considered in light of various important factors, including those set out in this AIF. Risks, uncertainties and other factors that could cause actual results to differ from those projected in forward-looking information include the following:

• the ability of CGX to fund the capital and operating expenses necessary to achieve its business objectives;

• the risk of default under key agreements, including CRI's ability to satisfy the conditions of its PAs and PPLs;

• delays in obtaining or failure to obtain any governmental approvals;

• operational risks in exploration, development and production, including risks related to operating in a foreign jurisdiction and operating offshore;

• the actual results of drilling activities;

• the termination or amendment of existing contracts;

• delays or changes in plans with respect to exploration or development projects or capital expenditures;

• the uncertainty of estimates and projections in relation to production, costs and expenses;

• the uncertainty inherent in estimating quantities of reserves and resources;

• the uncertainty surrounding the ability of CRI to discover and/or acquire reserves;

• health, safety and environmental risks;

• accidents, labour disputes and other risks of the petroleum and natural gas industries;

• political risks and other risks associated with international business activities;

• the uncertainty surrounding the ability of CRI and ON Energy to obtain all permits, consents or authorizations required for its operations and activities and to comply with the extensive controls and regulations to which it is subject;

• the risk of commodity price and foreign exchange rate fluctuations;

• the uncertainty associated with commercial negotiations and negotiating with foreign governments; and

• those other risks described in this AIF and other public disclosure documents filed by CGX.

Should one or more of these uncertainties or risks, among others, materialize, actual results may vary materially from those estimated, anticipated or projected. Specifically, but without limitation, capital costs could increase and projects could be delayed or terminated. Although management of CGX believes that the expectations represented in such forward-looking information are reasonable, there can be no assurance that such expectations will prove to be correct. Due to the risks, uncertainties and assumptions inherent in forward-looking statements, prospective investors in securities of CGX should not place undue reliance on this forward- looking information.

Forward-looking information is necessarily based upon a number of factors and assumptions that, while considered reasonable by CGX as of the date hereof, are inherently subject to significant business, economic and competitive uncertainties and contingencies.

Readers are cautioned that the list of risks, uncertainties, other factors and the information set forth under "Risk Factors" are not exhaustive and CGX has made assumptions with respect to the risk factors that are considered relevant. Investors and others should carefully consider the factors discussed, as well as other uncertainties and potential events and the inherent risks and uncertainties of forward-looking statements.

All of the forward-looking information in this AIF is expressly qualified by these cautionary statements. Unless otherwise stated, the forward-looking information contained in this AIF is provided as of the date hereof and CGX undertakes no obligation to update publicly or revise any forward-looking statements contained in this AIF or in any other documents filed with Canadian securities regulatory authorities, whether as a result of new information, future events or otherwise, except in accordance with applicable securities laws.

CORPORATE STRUCTURE

CGX is an oil and gas exploration company operating in Guyana, South America with its head office in Toronto, Canada. CGX, through its foreign subsidiaries, holds interests in three PPLs in the Guyana-Suriname Basin and an interest in a deep water port project. The PPLs in Guyana cover 11,005.2 km2 gross. Approximately 7,178.1 net km² are those attributable to CGX's working interest. (These amounts do not include any reductions for relinquishments due within the upcoming year or the proposed 25% relinquishment that has been submitted to the Government of Guyana in connection with moving to the second renewal period of the Corentyne and Demerara PAs. Final relinquishment details remain subject to Government approval.)

Name and Incorporation

The Company amalgamated with Northwest Explorations Inc. under the provisions of the OBCA on October 28, 1998. On October 28, 1998, articles of amendment were filed to change the name of the Corporation to "CGX Energy Inc."

The registered and head office of the Corporation is located at 333 Bay Street, Suite 1100, Toronto, Ontario M5H 2R2. The Corporation also maintains offices in Houston, Texas, United States and Georgetown, Guyana.

The Company's Common Shares have traded on the TSXV since May 4, 2000. Initially, the Common Shares traded in United States dollars under the symbol OYL.U. Effective February 21, 2008, the Common Shares traded in Canadian dollars under the symbol OYL.

On May 10, 2013, the Corporation announced a proposed consolidation of its Common Shares on a basis of 10 pre-consolidation Common Shares for each post-consolidation Common Share, subject to shareholder and TSXV approval. The proposed consolidation received both shareholder and TSXV approval and was completed on July 9, 2013.

Company Structure

As at December 31, 2020, CGX had five subsidiaries: (i) CRI, a wholly-owned subsidiary incorporated under the laws of Bahamas; (ii) ON Energy, a corporation existing under the laws of Guyana that is 61.85% owned by CGX; (iii) GCIE Holdings, a wholly- owned subsidiary incorporated under the laws of Barbados that owns 100% of the shares of GCIE; (iv) GCIE, a corporation subsisting under the laws of Guyana that is a wholly-owned subsidiary of GCIE Holdings; and (v) CGMC, a wholly-owned subsidiary incorporated under the laws of Delaware, United States.

The head and registered office of CRI is located at Mareva House, 4 George Street, Nassau, Bahamas. The head and registered office of ON Energy is located in Guyana at 21 Lamaha & Peter Rose Streets, Queenstown, Guyana. The head and registered office of GCIE Holdings is located at Worthing Centre, Worthing Main Road, Christ Church, BB 15008, Barbados. The head and registered office of GCIE is located at 21 Lamaha & Peter Rose Streets, Queenstown, Guyana. The registered office of CGMC is located at 1209 Orange St., Wilmington, Delaware, 19801, United States and the office is located at 810 Highway 6 South, Suite 240 Houston, Texas, 77079, United States.

The following organizational chart sets forth the corporate structure of CGX, its ownership interest in each subsidiary corporation and interest of each subsidiary in the assets of CGX.

 GENERAL DEVELOPMENT OF THE BUSINESS

CGX is an international oil exploration and production company with its head office in Toronto and offices in Houston, Texas, United States and Georgetown, Guyana. CGX is engaged in exploration for oil and gas offshore and onshore Guyana, South America and the development of a deep water port project in Berbice, Guyana, South America.

History of CGX

Set forth below is a description of the general development of CGX for the past three years (being the period beginning on January 1, 2018 and ending December 31, 2020.

2018

• January 8, 2018 - Dewi Jones resigned as Chief Executive Officer of CGX.

• January 8, 2018 - Professor Suresh Narine was appointed Executive Chairman of the Company.

• March 2, 2018 - Michael P. Stockinger was appointed as Project Operations Manager.

• September 20, 2018 - ON Energy signed an agreement with Exploration Technologies Inc. to conduct a surface geochemical survey in October and November of 2018 on the Berbice Block.

• October 30, 2018 - CGX entered into a revised settlement agreement with JDC for the termination of the Drilling Agreement-1. Under the terms of the revised settlement agreement, the Company proposed to pay JDC 45% of the principal amount of the funds claimed (or US$6.6 million), together with interest accrued on such reduced amount in the sum of US$1.3 million (or US$7.9 million in the aggregate), in order to fully satisfy all liabilities. The completion of this transaction was conditional on the Company successfully completing a financing, which condition may be waived by the Company. The agreement between JDC and the Company would have terminated if the closing of the transaction was not completed on or before March 31, 2019.

• December 4, 2018 - The Company entered into a binding Letter of Intent with Frontera to enable among other things Frontera and CRI to enter into a JOA covering CGX's two offshore Petroleum Prospecting Licenses in Guyana - the Corentyne and Demerara Blocks. Under the Letter of Intent, Frontera acquired a 33.333% working interest in the two Blocks in exchange for a US$33.3 million signing bonus. Frontera agreed to pay one-third of the applicable costs plus an additional 8.333% of CGX's direct drilling costs for the initial exploratory commitment well on the two blocks. CGX remained the operator of both Blocks.

• December 7, 2018 - The Company entered into an amendment to the Frontera Loans, whereby the maturity dates of the Frontera Loans were extended from October 31, 2018 to March 31, 2019.

• December 14, 2018 - The Company entered into an amended letter agreement with Frontera to enter into a debt settlement transaction and amend the convertible amount under a bridge loan facility. CGX and Frontera entered into a debt settlement agreement with respect to the settlement of US$1.2 million of debt owing to Frontera by CGX through the issuance of 5,714,285 Common Shares at a deemed price of US$0.21 (or C$0.2775) per Common Share (the "Debt Settlement"). The settlement of debt was considered a "related party transaction" under MI 61-101, but was exempt from the formal valuation and minority shareholder approval requirements of MI 61-101 as the fair market value of the transaction was less than 2.5% of the Corporation's market capitalization.

• December 14, 2018 - The Company entered into Drilling Agreement-2 with ROWAN RIGS S.À R.L for the provision of rig services for the drilling of the Company's Utakwaaka-1 well on its Corentyne block.

2019

• January 31, 2019 - CGX and Frontera entered into an amended and restated bridge loan agreement for Bridge Loan III, pursuant to which Frontera agreed to extend the term of the loan to September 30, 2019 and to update certain other terms and conditions. Frontera was given the option to convert up to US$8.8 million principal amount of the loan into Common Shares at a conversion price of US$0.22 per share (C$0.29), at any point on or before maturity of the loan.

• January 31, 2019 - CGX and Frontera executed the JOAs covering the two offshore Petroleum Prospecting Licenses in Guyana - the Corentyne and Demerara Blocks using the same material terms under the Letter Agreement signed on December 4, 2018.

• February 7, 2019 - To pay the required drilling rig minimum obligation fee of US$5.3 million (covering the Company's share of the mobilization fee, demobilization fee and 30-days of rig time charged at the stand-by rate), Frontera advanced the Company the full amount and the Company issued a promissory note for US$3.1 million, being the Company's anticipated share pursuant to the terms of the Corentyne Block JOA. The promissory note carried an interest rate of 7% per annum and matured on the earlier of the closing date of the transactions under the farm-out agreement with Frontera Guyana or May 28, 2019.

• February 11, 2019 - Pursuant to the Rights Offering, the Corporation issued to holders of its outstanding Common Shares of record as at the close of business on February 11, 2019 an aggregate of 116,102,318 Rights to subscribe for, until 5:00 p.m. on March 12, 2019, an aggregate of 116,102,318 Common Shares. Each Right entitled the holder thereof to subscribe for one Common Share upon payment of the subscription price of C$0.25 per Common Share prior to the Expiry Date. On March 13, 2019, the Rights Offering was over-subscribed and the Corporation issued 116,102,318 Common Shares, the maximum number of Common Shares available for issuance under the terms of the Rights Offering, based on shareholders' exercise of the basic subscription privilege and the additional subscription privilege, allocated pro-rata, for aggregate gross proceeds to the Corporation of C$29 million.

• March 28, 2019 - CGX completed the agreement with JDC made on October 30, 2018, and settled all liabilities claimed by JDC from the Company arising from a cancelled drilling contract in 2015. Under the terms of the agreement, the Company paid JDC 45% of the principal amount of the funds claimed and recorded (or US$6.6 million, together with interest accrued on such reduced amount in the sum of US$1.3 million or US$7.9 million in the aggregate) as at October 30, 2018, in order to fully satisfy all liabilities. The Company recorded a gain on settlement of debt of US$10 million on this transaction.

• May 3, 2019 - The Government approved the JOAs covering the two PPLs in Guyana, the Corentyne and Demerara Blocks, between CRI and Frontera Guyana. On May 28, 2019, the transfers of the 33.333% interest in both the Corentyne and Demerara Prospecting Licences were completed. The transfers were effective May 20, 2019. As a result, on May 28, 2019, US$8.5 million was paid to CRI, being the net of the US$33.3 million signing bonus due from Frontera Guyana, less the amount of US$24.8 million of outstanding debts due to Frontera Guyana from the Company.

• July, 2019 - CRI received an addendum to the Corentyne PA by the Government. Under the addendum, CRI re-sequenced its next two commitments under the Corentyne PA so that the commitments are now as follows:

o First Renewal Period, Phase Two (November 27, 2017 to November 27, 2019) "During phase two of the first renewal period, the Company shall complete additional seismic acquisition or seismic processing."

o Second Renewal Period, Phase One (November 27, 2019 to November 27, 2020) "During phase one of the second renewal period, the Company shall drill one (1) Exploration Well."

• August 16, 2019 - Erik Lyngberg resigned as a director of CGX and Duncan Nightingale was appointed as a director.

September 2019 - CRI executed an LOU with the Rowan Rigs S.a.r.l. regarding the Drilling Agreement-2, which required the prepayment of certain costs for the use of the Ralph Coffman offshore jack-up rig. Under the terms of the LOU, CRI has agreed with the Rowan Rigs S.a.r.l. that all operational obligations under the drilling rig contract will be deferred until the parties can enter into an amended agreement due to the resequencing of the Corentyne Block commitments.

• September 23, 2019 - CRI executed a contract with PGS Geophysical SA to provide acquisition and processing of a full broadband marine 3D seismic survey to produce seismic data covering approximately 582 km2 of the northern portion of the Corentyne Block. The seismic acquisition commenced on October 18, 2019 and was successfully completed on November 5, 2019.

• September 23, 2019 - Michael P. Stockinger was appointed Vice President Operations.

• September 24, 2019 - Frontera elected to convert the principal amount outstanding of US$8.8 million under the Bridge Loan III facility due September 30, 2019. As a result of conversion of the Bridge Loan III, the Company issued 40,000,000 Common Shares to Frontera.

• November 7, 2019 - Hermann Tribukait was appointed as a director of CGX.

2020

• January 7, 2020 - Gabriel de Alba was appointed as a director of CGX.

• January 15, 2020 - Gabriel de Alba was appointed Co-Chairman of the board of directors of CGX.

• September 10, 2020 - The Company contracted McDaniel and Associates Consultants Ltd. ("McDaniel"), an independent qualified reserves evaluator to complete an independent resource report (the "Resource Report") in respect of the Corentyne North Area, Corentyne Main Area and Demerara Block.

• November 27, 2020 - CRI received an addendum to the Corentyne PA by the Government whereby the work commitments have been rescheduled as follows:

o Second Renewal Period, Phase One (27th November 2019 to 26th November 2021) "During phase one of the second renewal period, the Company shall drill one (1) exploration well."

• December 29, 2020 - Frontera exercised its 15,009,026 Warrants proceeds to the Company of US$4,864,028 (C$6,228,746), and as a result of this exercise, 15,009,026 Common Shares of the Company were issued.

• During the year ended December 31, 2020, COVID-19 significantly impacted Canada, Guyana and the global economy, which impact continues to the date of this AIF as well. If the impacts of COVID-19 continue for a significant extended period, there could be further impacts and delays on the Company. At this time, the full potential impact of COVID-19 on the Company is unknown.

2021

• February 4, 2021 - Jennifer Budlong was appointed as Exploration Manager

• February 8, 2021 - Mark Zoback was appointed as a director of CGX.

• February 12, 2021 - CRI received an addendum, subject to documentation, to the Demerara PA by the Government whereby the work commitments have been rescheduled as follows:

o  Second Renewal Period, Phase One (12th February 2020 to 11th February 2022) "During phase one of the second renewal period, the Company shall drill one (1) exploration well."

• February 12, 2021 - ON Energy received an addendum, subject to documentation, to the Berbice PA by the Government whereby the work commitments have been rescheduled as follows:

o  Second Renewal Period, Phase One (12th February 2020 to 11th August, 2022) "During phase two of the first renewal period, the Company shall complete a seismic program and complete all processing and interpretation so as to inform and lead to the drilling of at least one (1) Exploration Well by the June 15, 2022."

• April 16, 2021 - CGX entered into a term sheet for a US$19 million loan to cover certain budgeted costs as agreed to by Frontera (the "Loan"). The Loan is a non-revolving term facility available to be drawdown in tranches until October 31, 2021 and accrues interest at an annual rate of 9.7% per annum until maturity on June 30, 2022, or such later date as determined by Frontera, at its sole discretion. Frontera in its sole discretion, may elect to convert all or a portion of the principal amount of the Loan into common shares of the Company at a conversion price per common share equal to US$0.712 (being the U.S. dollar equivalent of the C$0.89 closing price of the common shares on the TSXV prior to the announcement of the Loan), or any higher amount as required by the TSXV, beginning after July 15, 2021, in certain circumstances. The Loan is subject to execution of a definitive agreement between CGX and Frontera, and all regulatory approvals required.

• April 21, 2021 - CRI, Operator of the Corentyne offshore block, entered into a definitive rig agreement for rig services for the drilling of the Company's Kawa-1 well in its Corentyne block (the "Drilling Contract") with Maersk Drilling Holdings Singapore Pte. Ltd., a subsidiary of The Drilling Company of 1972 A/S. The primary target for the Kawa -1 well is a Santonian age, stratigraphic trap. The Kawa-1 well is anticipated to be drilled to a total depth of approximately 6,500 m in a water depth of approximately 370 m. The Company is targeting an early third quarter 2021 spud. This Drilling Contract also includes one optional well on the Demerara block. In conjunction with the Drilling Contract, Frontera entered into a separate Deed of Guarantee (the "Deed") with Maersk on April 30, 2021 for certain obligations in connection with the day rates under the Drilling Contract on behalf of CRI, up to a maximum of US$25 million subject to a sliding scale mechanism in connection with payments made under the Drilling Contract. The Company and Frontera entered into an agreement pursuant to which all amounts drawn under the Deed that are attributed to CRI's share of the Joint Venture costs, shall be guaranteed by the Company.

Plans for the remainder 2021

• CGX continues to actively pursue strategic joint venture partners for its offshore PPLs.

• CRI with its Joint Venture Partner Frontera Guyana plans to drill an exploration well on the Corentyne offshore block by early Q3, 2021.

• CRI with its Joint Venture Partner Frontera Guyana will plan to the drilling of an exploration well on the Demerara offshore block by its commitment date, February 11, 2022.

• The Company, through ON Energy, will plan to acquire approximately 20 line km of 2D seismic data and drill one well on the Berbice PPL, to be completed on or before June 15, 2022.

• The Company, through GCIE, will plan and execute work for the construction of the Berbice deep water port with an expected completion date by 2023.

BUSINESS OF THE CORPORATION

Overview

CGX was formed for the primary purpose of exploring for oil and gas in offshore Guyana, South America. As of the date hereof, CGX through its subsidiaries has interests in three PPLs covering approximately 7,178 net km2 offshore and onshore Guyana. The PPLs cover 11,005 km² gross. (These amounts do not include any reductions for reliquishments due within the upcoming year or the proposed 25% relinquishment that has been submitted to the Government in connection with moving to the second renewal period of the Corentyne and Demerara PAs. Final relinquishment details remain subject to Government approval.)

On May 3, 2019, the Government approved JOAs covering the Corentyne and Demerara PPLs between CRI and Frontera Guyana. As a result, transfers of 33.333% interest in both the Corentyne and Demerara PPLs from CRI to Frontera Guyana were completed on May 28, 2019. The transfers were effective May 20, 2019.

CGX Petroleum Prospecting Licences (as at 12/31/2020)
	Km2		Acres		Participating	Current
	Gross	Net	Gross	Net	Interest	Expiry Date
Offshore
Corentyne PPL	4,709	3,139	1,163,619	775,746	66.667%	11/27/22
Demerara PPL	3,001	2,001	741,613	494,409	66.667%	02/12/23
Total Offshore	7,710	5,140	1,905,232	1,270,155

Onshore
Berbice PPL	3,295	2,038	814,212	503,601	62%	02/12/23
Total Onshore	3,295	2,038	814,212	503,601

Total	11,005	7,178	2,719,444	1,773,756

Note:

These amounts do not include any reductions for reliquishments due within the upcoming year or the proposed 25% relinquishment that has been submitted to the Government of Guyana in connection with moving to the second renewal period of the Corentyne and Demerara PAs. Final relinquishment details remain subject to government approval.

Acreage Map - Guyana-Suriname Basin (As of 12/31/2020)

Note: The map does not reflect the proposed 25% relinquishments that have been submitted to the Government of Guyana in connection with moving to the second renewal period of the Corentyne and Demerara PAs. Final relinquishment details remain subject to government approval.

In 1998, CRI was granted the Corentyne PPL, which comprised 7,941 acres and initially included an offshore portion and an onshore portion. The Corentyne PPL was later modified to include the Annex PPL (see discussion below) and was extended four times.

In 1999, CRI commenced exploration offshore Guyana, with a 1,800 km seismic program that led to the start of drilling on the Eagle target located on the Corentyne PPL in June, 2000. A border dispute between Guyana and Suriname resulted in CRI being forced off the Eagle location by gunboats from Suriname. As a result of that incident, all active exploration offshore by CRI and the other operators in the area, including Exxon, and Maxus (Repsol YPF), were suspended.

On September 17, 2007, ITLOS determined that it had the jurisdiction to decide on the merits of the dispute and awarded a maritime boundary between Guyana and Suriname, and determined that the line adopted by ITLOS to delimit the continental shelf and exclusive economic zone followed an unadjusted equidistance line. The arbitration was compulsory and binding. The decision concluded that 93% of CRI's Corentyne PPL and 100% of the Georgetown PPL was in Guyana territory. The Eagle drilling location in 2000 was 15 km within the ITLOS border award.

During the period when the maritime dispute was not settled, CRI expanded its regional understanding of the Guyana Suriname Basin by acquiring and reinterpreting historic information, mainly seismic data, and acquiring interests in surrounding concessions.

In January 2001, CRI acquired the one million acre Annex PPL, after relinquishing a similar sized portion of the Corentyne PPL that was viewed as less prospective.

In September 2003, CGX created a wholly-owned subsidiary company, ON Energy, to hold and actively explore the 415,000 acre onshore portion of the Corentyne PPL and the 387,000 acre Berbice PPL, collectively the Berbice Block and transferred its interest in the onshore portion of the Corentyne PPL to ON Energy. Following two private placements undertaken by ON Energy, in which a total of US$9.1 million was raised and in which CGX invested US$4.6 million, CGX's current interest in ON Energy is 62%. On June 20, 2012, ON Energy made application to the Government for early renewal of the Berbice PPL and for the onshore portion of the Corentyne PPL to be combined into the Berbice PPL. On February 12, 2013, ON Energy was granted a new Berbice PPL comprising 814,194 acres.

On February 13, 2012, CRI commenced drilling the Eagle-1 well and on May 7, 2012, the Eagle-1 well was declared a dry hole after the well encountered hydrocarbon shows in three formations but potential reservoir sands proved to be water-bearing. The Eagle-1 well was originally estimated to cost US$55 million; however, due to weather delays, mechanical issues, additional logging and plug and abandon operations, the total costs incurred were approximately US$89 million.

On June 20, 2012, the Corporation made an application to the Government for early renewal of the Corentyne PPL and for the onshore portion of the Corentyne PPL and the Annex PPL to be separated from the Corentyne PPL. The onshore portion of the Corentyne PPL would be combined with the Corporation's 62% owned Berbice PPL.

On November 27, 2012, the Corporation was granted the new Corentyne PPL comprising 1,534,896 acres for a period of four years and renewable for two successive three year periods.

On February 12, 2013, CRI was granted the Demerara PPL comprising 982,362 acres (formerly the Annex PPL) and the new Berbice PPL comprising 814,194 acres (including the onshore portion of the Corentyne PPL). Both PPLs were granted for a period of four years renewable for two successive three year periods.

On June 20, 2014, CRI announced that it received a five month extension to its spud date deadline at the Corentyne PPL. The Government granted approval of an extension on the spud date on the first commitment well from May 31, 2015 to October 31, 2015.

On June 18, 2015, CRI announced that it received an extension to its spud date deadline at the Corentyne PPL. The Government granted approval of an extension on the spud date on the first commitment well from October 31, 2015 to July 1, 2016 and an extension to the spud date deadline on the second commitment well from November 27, 2016 to November 27, 2017.

On December 15, 2017, CRI was issued an addendum to the November 27, 2012 Corentyne PPL. Under the terms of the addendum, the Company's work commitments were modified and the Company relinquished 25% of the original contract area block, now covering 4,709 km2.

On December 15, 2017, CRI was issued an addendum to the February 12, 2013 Demerara PPL. Under the terms of the addendum, the Company's work commitments were modified and the Company relinquished 25% of the original contract area block, now covering 3,001.2 km2.

On December 15, 2017, CRI was issued an addendum to the February 12, 2013 Berbice PPL.

On January 30, 2019, CRI and Frontera Guyana executed JOAs providing for Frontera Guyana to acquire a 33.333% interest in CRI's Corentyne and Demerara PPLs and PAs, in exchange for a US$33,333,000 signing bonus. Frontera Guyana agreed to pay one-third of the applicable costs plus an additional 8.333% of CRI's direct drilling costs for the initial exploratory commitment wells in the two blocks. The additional 8.333% carry provided is subject to a maximum gross amount (including tax and all costs) of (i) US$30,000,000 for drilling the first exploratory well under the Corentyne PA and (ii) US$40,000,000 for drilling the first exploratory well under the Demerara PA. On May 28, 2019, the transfers of the 33.333% interest in both the Corentyne and Demerara PPL were completed. The transfers are effective May 20, 2019.

In July, 2019, the Joint Venture Partners were issued a second addendum to the November 27, 2012 Corentyne PA. Under the terms of the second addendum to the new Corentyne PA beginning November 27, 2017, the work commitments were modified where by the order of its next two commitments under the new Corentyne PA were reversed.

On November 2, 2019, PGS on behalf of the Contractor completed an approximately 582 km2 3D seismic survey over the northern portion of the Corentyne Block. PGS completed Time (PreStack Time Migration) and Depth (PreStack Depth Migration) processing of these data on June 5, 2020.

In 2020, CRI submitted its proposed 25% acreage relinquishment which are required by the Corentyne PA to the GGMC and the Ministry of Natural Resources and is now awaiting the agreement of these agencies on the acceptance of the proposed relinquishment and final instruments to formally move into the second renewal period of the Corentyne PA.

On September 10, 2020, CRI contracted McDaniel to complete an independent resource report. The report was completed on October 20, 2020.

In October 2020, CRI entered into an agreement with WesternGeco LLC for reprocessing of 3D seismic acquired over the Demerara Block. The project commenced on November 6, 2020 and is expected to be completed by the end of May 2021. The project is currently 85% complete.

Beginning in October 2020, Grand Canal entered into various contracts to recommence work on its Berbice Deep Water Port project "the Port". The Port is currently under construction and its scope will encompass support for offshore oil and gas operations as well as import/export of agricultural, containerized and general cargo. The project, with current estimates for a fully developed port involving an approximately US$130 million investment, targets full operation of the oil and gas support base in early to mid 2022 and full operation of the cargo terminal aspects of the port in late 2023/ early 2024.

In November 2020, CRI received an addendum to the November 27, 2012 Corentyne PPL extending the November 27, 2020 deadline for drilling an exploration well on the Corentyne block to no later than November 26, 2021.

In February 2021, ON Energy received an addendum, subject to final documentation, to the February 12, 2013 Berbice PA, constituting an extension and modification to the work plan on the Berbice block, from completing a seismic program by August 12, 2021 to completing a seismic program and commencement of drilling an exploration well no later than June 15, 2022.

In February 2021, CRI received an addendum, subject to final documentation, to the February 12, 2013 Demerara PA, extending the February 12, 2021 deadline for drilling an exploration well on the Demerara block to no later than February 11, 2022.

Carrying on Business in Guyana

CGX's exploration activities are currently conducted in Guyana through its subsidiaries. The following description of carrying on business in Guyana is taken from publicly available information provided by the Guyana Office for Investment and is available at www.guyanaconsulate.com under the heading "Investment Guide".

Guyana is situated on the northern coast of the South American continent, with its southern half forming part of the Amazon Basin. It is bound on the north by the Atlantic Ocean, on the east by Suriname, on the south-west by Brazil and on the north-west by Venezuela. Guyana's total area is approximately 215,000 km2, slightly smaller than Great Britain. Guyana is endowed with an extensive network of rivers and creeks as well as a large number of waterfalls, and other natural resources including fertile agricultural land and rich mineral deposits (including gold, diamonds and semi-precious stones, bauxite and manganese).

Guyana is divided into three counties (Demerara, Essequibo and Berbice) and ten Administrative Regions (including the Cuyuni- Mazaruni region). Georgetown is the capital city of Guyana, the seat of Government, the main commercial centre and the principal port. In addition to Georgetown, Guyana has six small towns of administrative and commercial importance which are recognized municipal districts: each with its own mayor, council and civic responsibilities.

Guyana is a member of the British Commonwealth of Nations, with a legal system based for the most part on British Common Law. English is the official language of Guyana being the language of education, commerce and government.

The Petroleum Regime in Guyana

Under the Guyana Petroleum Act, PAs and associated PPLs, for petroleum exploration in Guyana are executed by, and subject to the approval of, the Minister Responsible for Petroleum. Within Guyana, subsurface rights for minerals and petroleum are vested in the state. PAs may address the following matters: (i) granting of requisite licences; (ii) conditions to be included in the granting or renewal of such licences; (iii) procedure and manner with respect to the exercise of Ministerial discretion; and (iv) any matter incidental to or connected with the foregoing.

The GGMC is the statutory body responsible for administering PAs and PPLs for petroleum exploration in Guyana. The GGMC has been charged with the responsibility for managing the nation's mineral resources.

In order to obtain a PPL, the licensee must:

• submit a PPL application to the Minister Responsible for Petroleum, including a detailed annual work program and budget; and

• agree to comply with licence conditions stipulated by the Minister Responsible for Petroleum, including conditions stipulated in the applicable governing PA.

A PA and an associated PPL enable the holder to conduct prospecting and exploration activities for petroleum on the subject property in accordance with the terms and conditions of such PA and PPL. A PPL is issued for an initial period not exceeding four years, and is renewable for up to two additional three-year periods. In the event of a discovery, the holder may apply for a 20 year Petroleum Production Licence, renewable for a further 10 years.

The Guyana-Suriname Basin

Overview of the Basin

The Guyana-Suriname Basin lies along the coastal area of Guyana and Suriname and has been explored since the 1950s. Offshore Guyana forms part of the Guiana shield formation that runs from eastern Venezuela across Guyana and Suriname and to French Guiana.

Geology

The Guyana-Suriname Basin is a passive margin basin with formations that range in age from the Jurassic to recent. The Basin exhibits excellent seismic signature of a variety of plays in both the clastics (turbidites and channels) and carbonates (shelf edge and shelf). The reservoir facies have very good seals (marine shale) with a combination trapping style containing structural and stratigraphic elements. Excellent source rocks were deposited during the Late Cretaceous with TOC of up to 8.8% during the Cenomanian-Turonian periods (Canje Formation shale occurring in the deeper offshore part of the Basin). Existing studies indicate that long distance migration is possible and suggest that thermally mature source rocks extend further north-west parallel to the Guyana coast within the Guyana basin. Other possible source rocks are thought to be present in the Lower Cretaceous and Jurassic formations of the Basin.

The Guyana Suriname Basin

Since 2015, activity in the Guyana-Suriname Basin has increased significantly with seismic acquisitions and increased exploration drilling. In 2021, it has been reported that 16 new oil wells will be drilled in offshore Guyana.

CGX PAs

CGX's interests are held by its subsidiaries by way of participating interests in PPLs governed by PAs as described below. If CGX, or its joint licensees under an applicable PA or PPL, fail to meet the specific requirements of a PA or PPL, the interest may be terminated or expire.

Corentyne PA

The original Corentyne PA was awarded to CRI on June 24, 1998 and comprised 11,915.5 km2 and consisted of two separate PPLs - the Annex PPL, which comprised 3,975.5 km2 and which was held 100%, and the Corentyne PPL, which comprised 7,940.4 km2, which incorporated 6,211.5 km2 offshore and which was 100% owned by CRI, and 1,728.9 km2 onshore which was 62% owned by CGX through its ownership of ON Energy, which owned 100% of the onshore portion of the Corentyne PA.

The original Corentyne PA was amended four times with a final expiry date of June 24, 2013. On June 20, 2012, an application was filed with the Government for the issuance of a new PA beyond the June 2013 expiry. On November 27, 2012, a new Corentyne PA was issued by the Government comprising 6,211.5 km2 for a period of four years and renewable for two successive three year periods. On February 12, 2013, the Corporation was granted a new Demerara PPL comprising 3,975.5 km2 and a new Berbice PPL comprising 3,294.9 km2, both of which were also granted for a period of four years renewable for two successive three year periods.

On December 15, 2017, CRI was issued an addendum to the November 27, 2012 Corentyne PA. Under the terms of the addendum, the work commitments were modified and the Company relinquished 25% of the original contract area, now covering 4,709 km2.

In July 2019, CRI received an addendum to the Corentyne PA by the Government. Under the addendum, the Company has reversed the order of its next two commitments under the Corentyne PA such that the commitments are now as follows:

• First Renewal Period, Phase Two (27th November 2017 to 27th November 2019)

o "During phase two of the first renewal period, the Company shall complete additional seismic acquisition or seismic processing."

• Second Renewal Period, Phase One (27th November 2019 to 27th November 2020)

o "During phase one of the second renewal period, the Company shall drill one (1) Exploration Well."

In November 2020, the Company received a third addendum whereby the principal agreement was modified as follows:

• Second Renewal Period, Phase One (27th November 2019 to 26th November 2021)

o "During phase one of the second renewal period, the Company shall drill one (1) exploration well."

Under the Corentyne PA, after commercial production begins, the licensee is allowed to recover all recoverable contract costs from "cost oil" and/or "cost gas" which is limited in any month to an amount which equals seventy-five percent (75%) of the total production from the Contract Area for such month, excluding any crude oil and/or natural gas used in petroleum operations or which is lost. The licensee's share of the remaining "profit oil" and/or "profit gas" in any month is forty-seven percent (47%) for each field.

Corentyne PPL/PA

In 1999, CRI shot the first solid-state 2D seismic program in the basin, creating far clearer images below 10,000 feet than were available from vintage 2D data. A turbidite fan prospect called "Eagle" was identified at 13,000 feet. In June 2000, while a jack- up rig was setting up to drill the Eagle prospect, gunboats from Suriname arrived claiming the territory as theirs, forcing the rig off location.

To salvage value from the investment in supplies, including the sunk mobilization and demobilization costs, the jack-up was moved nearer to shore in undisputed waters to drill a low priority Cretaceous stratigraphic trap called "Horseshoe". The well was drilled to 13,000 feet in 28 days, but was abandoned as a dry hole. Despite encountering over 6,000 feet of reservoir quality sand, there was no apparent seal to trap hydrocarbons.

Following the resolution by the ITLOS of the maritime border dispute in September 2007, exploration of the offshore portion of the Guyana Suriname Basin accelerated. During 2008, CRI shot the first 3D seismic program offshore Guyana covering 505 km2 to enhance the interpretation of a large Cretaceous stratigraphic trap. The cost of the seismic program was approximately US$8 million.

Processing and interpretation of the 3D program was completed in 2009. To further advance the interpretation, international experts were consulted. Data Modeling Inc. used proprietary artificial intelligence to solve for acoustic velocity of the rock layers. In addition, CGX engaged Rock Solid Images, Inc. to estimate reservoir properties including lithology, porosity and pore fluid from the seismic data within the identified targets.

Commencing in December 2011, a 3D seismic survey of 1,160 km2 was shot on the Corentyne PPL to better image the up-dip limits of the Eagle Deep Turonian prospect, as well as the Crabwood and Kabukalli Albian prospects.

As a result of the geophysical and geological collaboration, and comparison to the analogous West African discoveries, the priority prospects were Upper and Lower Turonian sands at approximately 5,600 m. These primary prospects were overlain by leads in the Campanian and the Maastrichtian horizons as well as an additional prospect in the Eocene. The first commitment well in the second renewal period of the original Corentyne PPL commenced on February 13, 2012. On May 7, 2012, the Corporation declared a dry hole after the shallow Eagle-1 well, targeting the Eocene and Maastrichtian formations, encountered hydrocarbon shows in three formations, but potential reservoir sands proved to be water-bearing.

In October 2019, a 3D seismic survey of 582 km2 was shot on the northern portion of the Corentyne PPL to image an area not previously covered by 3D seismic data. This data acquisition and processing of this data was completed in June 2020. The data was interpreted and additional prospectivity was identified and studied.

The Company contracted McDaniel to complete an independent resource report on September 10, 2020. The report was completed on October 21, 2020.

The following table outlines the work commitments under the Corentyne PA:

Period	Phase	Exploration Obligation	Dates
First Renewal Period - 3 Years	Phase One - 12 Months	Commence planning to drill 1 exploration well (Completed)	Nov 27, 2016 - Nov 27, 2017
- At the end of phase one of the first renewal period, the Company shall elect either to relinquish the entire Contract Area except for any Discovery Area and the area contained in any Petroleum Production Licence or commit to the work programme in phase 2. (Company has committed to complete work in phase 2)
	Phase Two - 24 Months	Complete additional seismic acquisition or reprocessing (Completed)	Nov 27, 2017 - Nov 27, 2019
- At the end of the first renewal period of three (3) years, the Company shall elect either to relinquish the entire Contract Area except for any Discovery Area and the area contained in any Petroleum Production Licence or relinquish twenty-five (25%) percent of the Contract Area and renew the Petroleum Prospecting Licence for a second period of three (3) years.
Second Renewal Period - 3 Years	Phase One - 12 Months	Drill 1 exploration well	Nov 27, 2019 - Nov 26, 2021
- At the end of phase one of the second renewal period, the Company shall elect either to relinquish the entire Contract Area except for any Discovery Area and the area contained in any Petroleum Production Licence or commit to the work programme in phase 2.
	Phase Two - 24 Months	Drill 1 exploration well	Nov 26, 2021 - Nov 27, 2022
- At the end of the second renewal period of three (3) years, the Company shall relinquish the entire Contract Area except for any Discovery Area, the area contained in any Petroleum Production Licence and any other portion of the Contract Area on which the Minister Responsible for Petroleum agrees to permit the Company to conduct further exploration activities.

In 2020, CRI submitted its proposed 25% acreage relinquishment which is required by the Corentyne PA to the GGMC and the Ministry of Natural Resources and is now awaiting the agreement of these agencies on the acceptance of the proposed relinquishment and final instruments to formally move into the second renewal period of the Corentyne PA.

Berbice PPL/PA

In September 2003, CGX created a wholly-owned subsidiary company, ON Energy. ON Energy applied to the Government for the Berbice PPL of approximately 1,566.1 km² which was adjacent to the original Corentyne Onshore PPL. The Government granted the Berbice PPL to ON Energy in October 2003. Effective October 2007, the Berbice PA was extended three additional years into the first renewal period. On June 20, 2012 ON Energy made an application to the Government for early renewal of the Berbice PPL and for the onshore portion of the Corentyne PPL to be combined into the Berbice PPL. On February 12, 2013, the Government issued a new Berbice PPL comprising 3,294.9 km2 for a period of four years renewable for two successive three year periods.

Following two private placements, ON Energy raised a total of US$9.1 million, in which CGX invested US$4.6 million, CGX's interest was reduced to 62% in ON Energy. In 2003, ON Energy completed a very large geochemical survey and reinterpreted existing aeromagnetic data that covered the Berbice Block and surrounding region. A 2D seismic survey was conducted, employing up to 250 local personnel. Drilling commenced in May 2005, resulting in three dry and abandoned wells. All activities took longer than anticipated and costs were significantly higher than budgeted.

In 2015, ON Energy shot a 3,005 km airborne gravity and magnetic survey on the Berbice License. In 2018, ON Energy contracted Exploration Technologies Inc., (ETI), a Houston, Texas-based Geochemical Survey Company, to conduct a geochemical survey in its Berbice PA, onshore Guyana. The soil gas direct technique was selected for the survey. The Geochemical Survey performed covered a total of approximately 391 km2. The results will be used to design a 2D seismic survey.

In February 2021, the Company received an addendum, subject to final documentation, to the February 12, 2013 Berbice PA whereby the principal agreement has now been modified as follows:

• Second Renewal Period, Phase One (12th February 2020 to 11th August, 2022)

o "During phase two of the first renewal period, the Company shall complete a seismic program and complete all processing and interpretation so as to inform and lead to the drilling of at least one (1) Exploration Well by the June 15, 2022."

Under the Berbice PA, after commercial production begins, the licensee is allowed to recover all recoverable contract costs from "cost oil" and/or "cost gas" which is limited in any month to an amount which equals seventy-five percent (75%) of the total production from the Contract Area for such month excluding any crude oil and/or natural gas used in petroleum operations or which is lost. The licensee's share of the remaining "profit oil" and/or "profit gas" in any month is forty-seven percent (47%) for each field.

The following table outlines the work commitments under the Berbice PA:

In 2020, ON Energy submitted its proposed 25% acreage relinquishment which is required by the Berbice PA to the GGMC and Ministry of Natural Resources and is awaiting the agreement from these agencies on the proposed relinquishment and final instruments to formally move into the Second Renewal Period of the PA.

Demerara PPL/PA

The original Corentyne PA was amended on January 17, 2001, wherein a portion of the original Corentyne PA was relinquished in advance and substituted by the Annex PPL, comprising an area of 3,975.5 km2. CGX acquired and interpreted 2D seismic data from Veba AG for 3,300 km on the Annex PPL and 204 km of such data was reprocessed, satisfying the minimum work program. A large toe-thrust feature was identified as a lead that may justify further work if adjacent exploration is successful.

On June 20, 2012, an application was filed with the Government for the issuance of a new PA covering the Annex PPL beyond its original expiry in September 2013. On February 12, 2013, CRI was granted a new Demerara PPL and PA comprising 3,975.5 km2 for a period of four years renewable for two successive three year periods.

In 2014, CRI shot 3,100 km² of 3D seismic and gravity/magnetics on the Demerara License. Multiple prospects have been identified and CGX is high-grading its prospect inventory on the Demerara License.

On December 15, 2017, CRI was issued an addendum to the February 12, 2013 Demerara PA. Under the terms of the addendum, the work commitments were modified and CRI relinquished 25% of the original contract area block, now covering 3,001.2 km2.

In February 2021 the Company received an addendum, subject to final documentation to the February 12, 2013 Demerara PA whereby the principal agreement has now been modified as follows:

• Second Renewal Period, Phase One (12th February 2020 to 11th February 2022)

o "During phase one of the second renewal period, the Company shall drill one (1) exploration well."

Under the Demerara PA, after commercial production begins, the licensee is allowed to recover all recoverable contract costs from "cost oil" and/or "cost gas" which is limited in any month to an amount which equals seventy-five percent (75%) of the total production from the contract area for such month excluding any crude oil and/or natural gas used in petroleum operations or which is lost. The licensee's share of the remaining "profit oil" and/or "profit gas" in any month is forty-seven percent (47%) for each field.

The following table outlines the work commitments under the Demerara PA.

Period	Phase	Exploration Obligation	Dates
First Renewal Period - 3 Years	Phase One - 12 Months	Conduct additional data processing and planning for 1st exploration well (Conducted)	Feb 12, 2017 - Feb 12, 2018
- At the end of phase one (1) of the first renewal period, the Company shall elect either to relinquish the entire Contract Area except for any Discovery Area and the area contained in any Petroleum Production Licence or commit to the work programme in phase 2. (Company has committed to complete work in phase 2)
	Phase Two - 24 Months	Complete any additional processing and planning, and secure all regulatory approvals for the drilling of 1st exploration well (Completed)	Feb 12, 2018 - Feb 12, 2020
- At the end of the first renewal period of three (3) years, the Company shall elect either to relinquish the entire Contract Area except for any Discovery Area and the area contained in any Petroleum Production Licence or relinquish twenty-five (25%) percent of the Contract Area and renew the Petroleum Prospecting Licence for a second period of three (3) years.
Second Renewal Period - 3 Years	Phase One - 24 Months	Drill 1 exploration well	Feb 12, 2020 - Feb 11, 2022
- At the end of phase one of the second renewal period, the Company shall elect either to relinquish the entire Contract Area except for any Discovery Area and the area contained in any Petroleum Production Licence or commit to the work programme in phase 2.
	Phase Two - 12 Months	Drill 1 exploration well	Feb 11, 2022 - Feb 12, 2023
- At the end of the second renewal period of three (3) years, the Company shall relinquish the entire Contract Area except for any Discovery Area, the area contained in any Petroleum Production Licence and any other portion of the Contract Area on which the Minister Responsible for Petroleum agrees to permit the Company to conduct further exploration activities.

In 2020, CRI submitted its proposed 25% acreage relinquishment which is required by the Demerara PA to the GGMC and Ministry of Natural Resources and is awaiting the agreement from these agencies on the proposed relinquishment and final instruments to formally move into the Second Renewal Period of the PA.

Logistics Yard and Deep Water Port, Guyana

CRI acquired a 50-year lease in 2010 (the "Lease"), renewable for an additional term of 50 years, of approximately 55 acres of land situated close to the mouth of the Berbice River on its eastern bank (the "Leased Land"). On November 26, 2020, the Company agreed to amend the Lease to reflect acreage containing no more than 30 acres as part of overall negotiations on Corentyne PA addendum in November 2020. The relinquishment did not affect Grand Canal's plans for the development of its deep water port project.

The lease was originally acquired in 2010 by CRI and was transferred in 2012 to Grand Canal. Grand Canal plans to build a deep- water port on the Leased Land. Grand Canal believes that the Leased Land is the most strategic for a deep water port facility servicing the oil and gas and agricultural industries in Guyana and that the deep water port will benefit from its proximity to the oil and gas industry in Guyana and Suriname. The deep water port, which is located adjacent to Crab Island on the Eastern Bank of the Berbice River, is 4.8 km from the Atlantic Ocean.

Grand Canal expects that the deep water port will significantly boost local content engagement in the oil and gas sector and add enhanced logistics capacity for import and export, including expandable capacity to accommodate the possibility of increased product flow to and from the southern states of Brazil. Due to its location close to Suriname, the deep water port's oil and gas support functions will also help to serve the rapidly growing offshore exploration and development activities in that country's oil and gas sector. The deep water port will also add significant capacity to the agricultural sector, supporting rice, sugar, agro- processing and agricultural materials.

Grand Canal has performed various developmental works on the site, including the installation of vertical drains and geotechnical treatment of the land, the building of access roads and the construction of bridges. Grand Canal has updated engineering designs and is in the bidding process to start civil works in the second quarter of 2021.

CRI owns a 16-acre plot of land which is accessible to the deep water port site detailed above via approximately 4.5 km of roadway,

3.2 km of which was built and will be renovated including a new bridge in 2021 by CRI. The plot of land has been developed by CRI as a functional, fenced logistics yard, with compacted soil, installation of geotextiles and coverage with gravel and other foundational material. The Logistics Yard is functional and will service the deep water port until its functions are relocated to the deep water port a later date.

Specialized Skill and Knowledge

CGX's senior executives have extensive oil and gas experience. Professor Suresh Narine, Executive Chairman of the Company, was named in 2011 as one of Canada's Top 40 Under 40 Leaders and is originally from Guyana. He has been a Director on the CGX board since 2012, serving variously as Co-Chairman, Executive Chairman and Executive Director (Guyana) since 2013. Professor Narine is a Senior Professor at Trent University, where he is cross-appointed to the Departments of Physics & Astronomy and Chemistry. He is the Director of the Trent Centre for Biomaterials Research. He also served as the Director of Guyana's Institute of Applied Science and Technology from 2006 to January 2021. Professor Narine has an impressive academic career that includes numerous awards including the prestigious "Distinguished Researcher" at Trent University, the "Anthony N Sabga Caribbean Award for Excellence in Science and Technology" and the "Growing Alberta Leadership Award for Innovation". Professor Narine has served as the Ontario Research Chair in Green Chemistry and Engineering and is currently the NSERC/GFO/ERS Senior Research Chair in Lipid Derived Biomaterials. Professor Narine has commercialized multiple technologies in North America and has led the development and commercialization of several brands of cosmetics and food in his native Guyana, as part of his work with the Institute of Applied Science and Technology. Professor Narine has been awarded Guyana's Golden Arrow of Achievement for "long and exceptional service to national development through the application of advanced science and technology".

Tralisa Maraj, Chief Financial Officer, has over 25 years of experience in international oil industry and public company accounting. Ms. Maraj is a Certified Public Accountant licensed in Texas and a Chartered Certified Accountant licensed in the UK.

In addition to the extensive experience of the senior executives of CGX, the Company has Michael Stockinger as VP, Operations, Kevin Lacy as Director of Drilling, and Jennifer Budlong as Exploration Manager. Mr. Stockinger has over 40 years of upstream drilling operations experience with Murphy Oil, Anadarko Petroleum, Kerr-McGee, Conoco Phillips and most recently as Chief Operating Officer of CGX. He was previously the head of world-wide drilling for Kerr-McGee leading into that company's acquisition by Anadarko. Mr. Stockinger holds a B.A. in Civil Engineering from Stevens Institute of Technology, NJ. Mr. Lacy has over 40 years experience in oil and gas operations and drilling in many international basins, especially offshore with Chevron, BP, Talisman Energy, and as a consultant. He is a recognized industry leader in improving safety and drilling performance and applying technology within a disciplined planning and execution process for complex and remote wells. Jennifer Budlong is an experienced geoscientist with more than 20 years in domestic and international basins worldwide. Prior to joining CGX Energy, Ms. Budlong established an impressive record of exploration success at Maersk Oil and Venari Resources with major Gulf of Mexico discoveries, where she was the project geoscientist. Ms. Budlong has held senior level positions with companies such as Shell, BHP, Maersk Oil and Venari Resources. Ms. Budlong holds a master's degree in Geology and a bachelor's degree in Earth Science from Texas A&M University.

Competitive Conditions

The oil and natural gas industry is inherently competitive. The Corporation faces competition in the areas of finance, technical facilities, and acquisition and retention of assets. While CGX believes that it has a competitive advantage in Guyana due to its strong network of business contacts that have been developed over the numerous years that the Company has been involved in activities in Guyana there is no guarantee that CGX will continue to do so. Nonetheless, management of the Corporation believes that it will be able to be competitive with other local and foreign oil and gas companies in Guyana. For further details regarding this risk factor see "Risk Factors - Competition".

Environmental Protection

The oil and natural gas industry in Guyana is subject to environmental laws and regulations. Prior to commencing exploration and production activities and construction of its deep water port project, the Company must obtain requisite environmental licences and permits. Compliance with environmental obligations and requirements can require significant expenditures and impose constraints on the Company's operations in the applicable jurisdiction. The Company is exposed to potential environmental liability in connection with its operations. Compliance with such obligations and requirements can mean significant expenditures and/or may constrain the Corporation's operations in the applicable jurisdiction. Breach of environmental obligations could lead to suspension or revocation of requisite environmental licenses and permits, civil liability for damages caused and the possible fines and penalties, all of which may significantly and negatively impact the Corporation's position and competitiveness. For further details regarding this risk factor see "Risk Factors - Environmental Regulation".

Land Holdings

The following table summarizes the gross and net acres of properties in which CGX has an interest and the number of net acres for which the rights of CRI and ON Energy to explore, develop and exploit will, absent further action, expire within one year.

	Gross km2	Net km2	Expected Net Relinquishment
Corentyne PPL	4,709	3,139	812
Demerara PPL	3,001	2,001	528
Berbice PPL	3,295	2,038	538

	11,005	7,178	1,878

Note: The expected net relinquishment within one year reflects the proposed 25% relinquishments that have been submitted in 2020 to the Government of Guyana in connection with moving to the second renewal period of the Corentyne and Demerara PAs. Final relinquishment details remain subject to government approval.

Offices and Employees

The Corporation's head office is located in Toronto, Ontario and the Corporation also has an administrative and operations office in Georgetown, Guyana and an operations office in Houston, Texas, United States. The following table sets out the number of employees and consultants of CGX by geographic location at the end of the most recently completed financial year.

Location	Canada	Guyana	USA
Number of Employees	2	39	7
Number of Consultants	2	2	5
Total	4	41	12

Foreign Operations

All of the Corporation's explorations properties are located in Guyana. The Corporation has a total of three PAs covering approximately 11,005 km2 (approximately 7,178 net km2) offshore and onshore in Guyana. Each PA corresponds to a separate PPL. (These amounts do not include any reductions for reliquishments due within the upcoming year or the proposed 25% relinquishment that has been submitted to the Government of Guyana in connection with moving to the second renewal period of the Corentyne and Demerara PAs. Final relinquishment details remain subject to government approval.)

STATEMENT OF RESERVES DATA AND OTHER OIL AND GAS INFORMATION

On March 18, 2021, CGX filed the following on SEDAR: (i) Form 51-101F1 "Statement of Reserves Data and Other Oil and Gas Information" dated March 18, 2021 and effective as of December 31, 2020; (ii) Form 51-101F2 "Report on Reserves Data by Independent Qualified Reserves Evaluator", effective December 31, 2020; and (iii) Form 51-101F3 "Management and Directors on Oil and Gas Disclosure" dated March 18, 2021 (collectively, the "51-101 Report"). The 51-101 Report is incorporated by reference into this AIF.

RISK FACTORS

This section discusses risk and uncertainties of the Company and all its subsidiaries. "CGX" and "the Company" or "the Corporation" in this section is therefore used in the context to the overall operations of the Company and all subsidiaries.

The business of the Corporation consists of oil and gas exploration and related activities in Guyana, South America. There several inherent risks associated with oil and gas exploration and development, as well as local, national and international economic and political conditions that may affect the success of CGX which are beyond CGX's control, particularly since such operations are located in a foreign country. Many of these factors involve a high degree of risk.

Set out below are certain risk factors relating to the business of CGX. The following information is a summary only of certain risk factors and is qualified in its entirety by reference to, and must be read in conjunction with, the detailed information appearing elsewhere in this AIF. Investors should carefully consider the risk factors set out below and consider all other information contained herein and in the Corporation's other public filings before making an investment decision.

In assessing the risks of an investment in the Common Shares, potential investors should realize that they are relying on the experience, judgment, discretion, integrity and good faith of the management of CGX. An investment in Common Shares is suitable for only those investors who are willing to risk a loss of their entire investment and who can afford to lose their entire investment. Readers should consult their own professional advisors to assess the income tax, legal and other aspects of an investment in the Common Shares.

CGX has prioritized the risk factors. Readers are cautioned that this categorization is a subjective view of the Corporation made as of the date hereof and the categorization of these risk factors could change subject to future events.

Nature of Business and Stage of Development

An investment in CGX is subject to certain risks related to the nature of CGX's business and its early stage of development. There are numerous factors which may affect the success of CGX's business which are beyond CGX's control including local, national and international economic and political conditions. CGX's business involves a high degree of risk, which even a combination of experience, knowledge, and careful evaluation may not overcome. CGX's operations in Guyana have exposed CGX to risks that may not exist in domestic operations such as political, regulatory, contractual, and currency risks. CGX has a limited history of operations and there can be no assurance that CGX's business will be successful or profitable or that commercial quantities of oil and/or natural gas will be discovered by CGX.

Going Concern

Given the uncertainty associated with the nature of offshore drilling activities, the cost associated with such activities and the Corporation's ability to obtain financing, the Corporation may not have sufficient cash flow to meet its operating requirements for a minimum of one year. The ability of the Corporation to continue as a going concern is dependent on securing additional financing, either through issuing additional equity and/or payments associated with a joint venture farm-out in the near future. There can be no assurance that the Corporation will be successful in obtaining the required financing as and when needed. The audited consolidated financial statements of CGX for the year ended December 31, 2020, which are filed on SEDAR, have been prepared by management on a going concern basis in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board. The going concern basis of presentation assumes that CGX will continue in operation for the foreseeable future and be able to realize its assets and discharge its obligations in the normal course of business. Should CGX be unable to continue as a going concern, realization of assets and settlement of liabilities other than in the normal course of business may be at amounts significantly different from those in the financial statements and could cause the Corporation to reduce or terminate its proposed operations and cause the loss of some or all of the value of an investment in the Common Shares. While the Corporation believes in the viability of its strategy and, in its ability to raise additional funds, there can be no assurances to that effect.

Financing

The Corporation's future capital requirements on its existing assets exceed existing cash resources, which will require CGX to raise additional financing. The ability of CGX to arrange financing in the future will depend in part upon the prevailing capital market conditions, risks associated with international operations, as well as the business performance of CGX. This in turn could limit growth prospects in the short term or may require CGX to dedicate cash flow, dispose of properties or raise new equity to continue operations under circumstances of declining energy prices, poor drilling results, or economic or political dislocation in foreign countries. There can be no assurance that CGX will be successful in its efforts to arrange additional financing on terms satisfactory to CGX. This may be further complicated by the limited market liquidity for shares of smaller companies, such as CGX, which restricts access to investments by some institutional investors. If additional financing is raised by the issuance of shares from the treasury of CGX, control of CGX may change or be consolidated and/or shareholders may suffer additional dilution.

From time to time, CGX may enter into transactions to acquire assets or the shares of other corporations. These transactions may be financed partially or wholly with debt, which may temporarily increase CGX's debt levels above industry standards.

Covid 19

In March 2020, the World Health Organization declared the coronavirus outbreak a pandemic. The spread of COVID-19 has resulted in a challenging economic environment, with more volatile commodity prices, foreign exchange rates, and long-term interest rates. As there are many variables and uncertainties regarding the COVID-19 pandemic it is not possible to precisely estimate the potential impact of the COVID-19 pandemic on the Company's financial condition and operations. This presents uncertainty and risk with respect to management's judgments, estimates and assumptions that affect the application of accounting policies.

The risk of a resurgence remains high and could result in continued fluctuations in the price of oil and natural gas products. The extent to which such events impact the Company's business and financial condition will depend on future developments, which are highly uncertain and cannot be predicted with any degree of confidence. Such events have had and could continue to have a material adverse effect on the Company's business and financial condition. Even after the COVID-19 pandemic has subsided, the Company may continue to experience materially adverse impacts to its business as a result of the pandemic's global economic impact

Exploration Risk

An investment in CGX is subject to certain risks related to the nature of CGX's business as an oil and gas exploration company. Petroleum exploration involves a high degree of risk and there is no assurance that expenditures made on exploration activities by CGX will result in the discoveries that are commercially or economically feasible or ultimately in production of hydrocarbons.

There is also no assurance that the Company will discover commercial quantities of oil and natural gas. Oil and natural gas exploration may involve unsuccessful efforts from dry wells or wells that are not economic for development and production. Completion of a well does not ensure a profit on the investment or recovery of drilling, completion and operating costs. The Company is exposed to a high level of exploration risk. The business of exploring for, developing or acquiring reserves is capital- intensive and is subject to numerous estimates and interpretations of geological and geophysical data. There can be no assurance the Company's exploration will result in proved reserves.

Drilling Risks and Other Operating Risks

CGX's operations are subject to all the operational risks inherent to offshore exploration and development of hydrocarbons and the drilling of wells, including, unsatisfactory performance of service providers engaged to carry out operations required for the drilling and analysis of wells, natural disasters, encountering unexpected formations or pressures, premature declines of reservoirs, invasion of water into producing formations, formations with abnormal pressures, mechanical problems with equipment, potential for substantial environmental damage, blow-outs, cratering, fires and spills, all of which could result in personal injuries, loss of life and damage to the property of CGX and others. In accordance with industry practice, CGX has normal and customary insurance coverage to address certain of these risks; however, the nature of these risks is such that liabilities could exceed policy limits, in which event the Corporation may incur significant costs. Additionally, such insurance may not be available in the future, may be price-prohibitive or contain limitations on liability that may not be sufficient to cover the full extent of such liabilities. There can be no assurance that CGX will be able to obtain the insurance coverage that it believes is appropriate. In addition, the risks to which CGX's operations are subject may not in all circumstances be insurable or, in certain circumstances, CGX may elect not to obtain insurance to deal with specific risks due to the high premiums associated with such insurance or other reasons. The payment of such uninsured liabilities would reduce the funds available to CGX for other purposes. CGX obtains insurance for its operations that it believes are appropriate for each specific activity, however, there can be no assurance that proceeds from such insurance will be sufficient to cover CGX's related losses.

The occurrence of a significant event that CGX is not fully insured against, or the non-payment by the insurer in connection with such event, could have a material adverse effect on CGX's financial position and/or its results of operations.

Offshore Operations

CGX is actively exploring for hydrocarbons off the coast of Guyana. Offshore operations involve a higher degree of risk than onshore operations due to remoteness, weather and other factors. Oil and natural gas exploration involve many risks that even a combination of experience, knowledge and careful evaluation may not be able to overcome. Fires and explosions on drilling rigs and other offshore platforms are more likely to result in personal injury, loss of life and damage to property due to the remote locations and time required for rescue personnel to get to the location. Blow-outs and spills are more likely to result in significant environmental damage to the marine environment and can be difficult to contain and difficult and expensive to remediate. There can be no assurance that these risks can be avoided. The occurrence of any of these events may have a materially adverse effect on the Corporation.

Seismic Data and Resource Estimates

There are numerous uncertainties inherent in estimating quantities of resources, including many factors beyond the control of the Corporation. When properly used and interpreted, seismic data and visualization techniques are important tools used to assist geoscientists in identifying sub-surface structures and indicators of hydrocarbons; however, these data do not allow the Corporation to know whether the hydrocarbons are present in the structures. Estimates of resources depend largely upon the reliability of available geological and engineering data and require certain assumptions to be made in order to assign resource volumes. Geological and engineering data is used to determine the probability that a reservoir of oil and/or natural gas exists at a particular location, and whether, and to what extent, such hydrocarbons are recoverable from the reservoir. Accordingly, the ultimate resources discovered by the Corporation may be significantly less than its estimates.

There is also no guarantee that any prospective resources attributed to each of the Corporation's PPLs will be discovered or become commercially viable. The Corporation's drilling activities may not be successful or may not be economically viable which may have a material adverse effect on the price of the Corporation's securities.

There is no guarantee that any prospective resources attributed to each of the Corporation's PPLs will be discovered, converted into reserves or become commercially viable. Reserves and prospective resources involve different risks associated with achieving commerciality.

To be classified as reserves, estimated recoverable quantities must be associated with a project that has demonstrated commercial viability. In estimating reserves, proved reserves can be estimated with a high degree of certainty to be recoverable, while Prospective resources are only potentially recoverable. By definition, reserves are commercially (and hence economically) recoverable.

Prospective resources are not, and should not be confused with, reserves or contingent resources. "Prospective resources" are those quantities of petroleum estimated, as of a given date, to be potentially recoverable from undiscovered accumulations by application of future development projects. Prospective resources have both an associated chance of discovery and a chance of development.

There is no certainty that any portion of prospective resources will be discovered. If discovered, there is no certainty that it will be commercially viable to produce any portion of prospective resources or that the Company will produce any portion of the volumes currently classified as prospective resources. Estimates of prospective resources involve implied assessment, based on certain estimates and assumptions, that the resources described exists in the quantities predicted or estimated, as at a given date, and that the resources can be profitably produced in the future. Actual prospective resources (and any volumes that may be reclassified as reserves) and future production therefrom may be greater than or less than any estimates thereof.

Significant Capital Investments and Expenses

The oil and gas exploration and production industry is capital intensive and accordingly the Corporation expects to have substantial expenditures as it continues to fulfill its commitments and explore for petroleum reserves. CGX has financed its prior exploration activities with funds obtained from offerings of securities completed in 2010 through 2014 as well as the Bridge Loan. CGX continues to explore financing mechanisms to allow the Corporation to meet future work commitments and to allow it to fully explore its existing petroleum prospecting licenses.

CGX's future cash flow for operations and financing is subject to a number of variables, including among others: (i) the Corporation's ability to locate or acquire reserves; (ii) the Corporation's ability to extract oil from such reserves; (iii) the ability to secure additional joint venture partners (iv) current financial market conditions and available liquidity in markets in which Common Shares are traded (see the "Financing" risk factor above); and (v) the prices for which any produced oil is sold.

Regulatory

Petroleum operations are subject to extensive controls and regulations imposed by various levels of government that may be amended from time to time such as extensive government regulation relating to price, taxes, royalties, land tenure, allowable production, the export of petroleum and many other aspects of the petroleum business. CGX's operations may require licences and permits from various governmental authorities. There can be no assurance CGX will be able to obtain all necessary licences and permits that may be required to carry out exploration and development at its projects. It is not expected that any of these controls or regulations will affect the operations of CGX in a manner materially different than they would affect other petroleum companies of similar size.

Environmental Regulation and Risks

Extensive national, state and local environmental laws and regulations in foreign jurisdictions affect nearly all of the operations of CGX. These laws and regulations set various standards regulating certain aspects of health and environmental quality, provide for penalties and other liabilities for the violation of such standards and establish in certain circumstances obligations to remediate current and former facilities and locations where operations are or were conducted. In addition, special provisions may be appropriate or required in environmentally sensitive areas of operation. There can be no assurance that CGX will not incur substantial financial obligations in connection with environmental compliance and that the cost of such compliance will not have a material adverse effect on CGX.

Significant liability could be imposed on CGX for damages, cleanup costs or penalties in the event of certain discharges into the environment, environmental damage caused by previous owners of properties purchased by CGX or non-compliance with environmental laws or regulations. Such liability could have a material adverse effect on CGX. Moreover, CGX cannot predict what environmental legislation or regulations will be enacted in the future or how existing or future laws or regulations will be administered or enforced. Compliance with more stringent laws or regulations, or more vigorous enforcement policies of any regulatory authority, could in the future require material expenditures by CGX for the installation and operation of systems and equipment for remedial measures, any or all of which may have a material adverse effect on CGX.

Environmental Protection

All phases of CGX's operations are subject to environmental regulation in the various jurisdictions in which it operates. These regulations mandate, among other things, the maintenance of air and water quality standards and land reclamation. They also set forth limitations on the generation, transportation, storage and disposal of solid and hazardous waste.

In particular, CGX is subject to the Environmental Protection Act (Guyana) which provides for the management, conservation, protection and improvement of the environment, the prevention/control of pollution, the assessment of the impact of economic development on the environment and the sustainable use of natural resources and the matters incidental thereto or connected therewith. This legislation also mandates the creation of the Guyana Environmental Protection Agency (the "EPA") to implement compliance with the Environmental Protection Act (Guyana).

The Environmental Protection Act (Guyana) establishes a wide range of sanctions and penalties, both criminal and civil, for violations of the provisions of the Environmental Protection Act (Guyana). These sanctions and penalties include, but are not limited to:

• varying monetary fines or imprisonment depending on the gravity of the offence (if the offender has been convicted of an offence under the Environmental Protection Act (Guyana) and has benefited monetarily from the violation, a court may order a fine in an amount equal to the court's estimation of the amount of monetary benefits notwithstanding the maximum fine that may be imposed. To expedite settlement, authorized officers of the EPA, may by notice, offer the option of discharging liabilities in consideration of the offender making immediate payment to the EPA equal to two- thirds of the minimum penalty prescribed within 28 days of the date of the notice sent by the officer);

• suspension, cancellation or revocation of a permit or authorization;

• order to cease (or make no changes to) construction, operation, or other activities;

• prohibition notices (similar to an injunction);

• enforcement notices;

• mandating actions to prevent, ameliorate, correct, mitigate, restore or otherwise address environmental harm within a specified time;

• community service;

• order compensation to aggrieved persons; and

• injunctions (upon application to the High Court of Guyana).

To date, applicable environmental legislation has had no material financial or operational effects upon the operations of CGX.

A number of governments or governmental bodies have introduced or are contemplating regulatory changes in response to the potential impact of climate change, such as regulation relating to emission levels. If the current regulatory trend continues, this may result in increased cost at some of CGX's operations. In addition, the physical effect of climate change, such as extreme weather conditions, natural disasters, resource shortages, changing sea levels and changing temperatures, could have an adverse financial impact on operations located in the regions where these conditions occur.

Contingencies

Contingent liabilities are possible obligations whose existence will be confirmed only on the occurrence or non-occurrence of uncertain future events outside the Company's control, or present obligations that are not recognized because either it is not probable that an outflow of economic benefits would be required to settle the obligation or the amount cannot be measured reliably. Contingent liabilities are not recognized but are disclosed and described in the notes to the consolidated financial statements, including an estimate of their potential financial effect and uncertainties relating to the amount or timing of any outflow, unless the possibility of settlement is remote. In assessing loss contingencies related to any claims that may result in proceedings, the Company, with assistance from its legal counsel, evaluates the perceived merits of any such claims as well as the perceived merits of the amount of relief sought or expected to be sought.

Litigation

In the normal course operations, the Company may become involved in, named as a party to, or be the subject of, various legal proceedings, including regulatory proceedings, tax proceedings and legal actions. The outcome of outstanding, pending or future proceedings cannot be predicted with certainty and may be determined adversely to the Corporation and, as a result, could have a material adverse effect on the Corporation's assets, liabilities, business, financial condition and results of operations. Even if the Corporation prevails in any such legal proceedings, the proceedings could be costly and time-consuming and may divert the attention of management and key personnel from business operations, which could have an adverse affect on the Corporation's financial condition.

Availability of Equipment

Petroleum exploration and development activities are dependent on the availability of drilling and related equipment in the particular areas where such activities will be conducted. Demand for a rig suitable for the contemplated drilling activities of the Corporation or access restrictions may affect the availability of such equipment to the Corporation and may delay exploration and development activities.

Industry Conditions

The marketability and price of oil and natural gas which may be acquired or discovered by CGX will be affected by numerous factors beyond the control of CGX. The ability of CGX to market any oil or natural gas discovered by it may depend upon its ability to access third party transportation, processing facilities and acquiring space on pipelines which deliver oil and natural gas to commercial markets. CGX is also subject to market fluctuations in the prices of petroleum, uncertainties related to the delivery and proximity of its reserves to pipelines and processing facilities, operational problems with such pipelines and facilities and extensive government regulation relating to prices, taxes, royalties, land tenure, allowable production, the export of petroleum and many other aspects of the petroleum business.

The petroleum industry is subject to varying environmental regulations in each of the jurisdictions in which CGX may operate. Environmental regulations place restrictions and prohibitions on emissions of various substances produced concurrently with petroleum and can impact on the selection of drilling sites and facility locations, potentially resulting in increased capital expenditures.

CGX may be responsible for costs associated with abandoning and reclaiming wells, facilities and pipelines which are used for production of oil and gas reserves. Abandonment and reclamation of these facilities and the costs associated therewith if often referred to as "decommissioning." If decommissioning is required before economic depletion of the properties or if the estimates of the costs of decommissioning exceed the value of the reserves remaining at any particular time to cover such decommissioning costs, CGX may have to draw on funds from other sources to satisfy such costs. The use of other funds to satisfy such decommissioning costs could impair the ability to focus capital investment in other areas of the business.

Common Share Price Volatility

Many factors influence the volatility in the trading price of the Common Shares, including changes in the economy or in the financial markets, industry related developments, and the impact of changes in CGX's daily operations. Changes in each of these factors could lead to increased volatility in the market price of the Common Shares. In addition, variations in earnings estimates by securities analysts and the market prices of the securities of CGX's competitors may also lead to fluctuations in the trading price of the Common Shares.

To the extent that any issued and outstanding Common Shares are sold into the market, there may be an oversupply of shares and an undersupply or purchasers. If this occurs, the market price for the Common Shares may decline significantly and investors may be unable to sell their share as a profit, or at all.

Fluctuations in Foreign Currency Exchange Rates

All of CGX's operations are located in foreign jurisdictions. Fluctuations in the United States dollar and the Guyanese dollar exchange rates may cause a negative impact on revenue and costs and could have a material adverse impact on CGX's operations.

Expiry and/or Termination of Petroleum Agreements and Licenses

CGX's interests are held by way of participating interests in PPLs governed by PAs. If CGX, or its joint licensees under an applicable PA or PPL, fail to meet the specific requirement(s) of a particular PA or PPL its interest may terminate or expire. There can be no assurance that any of the obligations required to maintain the Corporation's interests will be met or that CGX will not lose any of its participating interests in such petroleum agreements and licenses. While CGX believes it has reviewed and evaluated all licenses in a manner consistent with industry practices of foreign subsidiaries, such reviews and evaluations may not necessarily reveal all existing potential liabilities beforehand, causing CGX to incur losses.

Political Risks

The majority of CGX's current operations are presently conducted in Guyana, South America and as such, CGX's operations are exposed to various levels of political, economic and other risks and uncertainties. These risks and uncertainties vary from country to country and include, but are not limited to: currency exchange rates; high rates of inflation; labour unrest; border disputes between countries; renegotiation or nullification of existing concessions, licences, permits and contracts; changes in taxation policies; restrictions on foreign exchange; changing political conditions; currency controls and governmental regulations that favour or require the awarding of contracts to local contractors or require foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction.

Future political actions cannot be predicted and may adversely affect CGX. Changes, if any, in petroleum or investment policies or shifts in political attitude in the country of Guyana and border disputes affecting CGX's rights to explore and develop for oil and gas may adversely affect CGX's business, results of operations and financial condition. Future operations may be affected in varying degrees by government regulations with respect to, but not limited to, restrictions on production, price controls, export controls, currency remittance, income taxes, foreign investment, maintenance of claims, environmental legislation, land use, land claims of local people and water use. The possibility that future governments may adopt substantially different policies, which may extend to the expropriation of assets, cannot be ruled out.

Failure to comply strictly with applicable laws or regulations relating to the petroleum regime could result in loss, reduction or expropriation of entitlements. The occurrence of these various factors and uncertainties cannot be accurately predicted and could have an adverse effect on CGX's consolidated business, results of operations and financial condition.

Further risks include, but are not limited to, changes in oil and gas extraction or investment policies, corruption, hostage takings, opposition to oil and gas exploration and extraction from environmental or other non-governmental organizations or shifts in political attitude that may adversely affect the business. While CGX works to mitigate its exposure to potential country risk events, the impact of any such event is mostly not under CGX's control, is highly uncertain and unpredictable and will be based on specific facts and circumstances. As a result, CGX can give no assurance that it will not be subject to any political or country risk event, directly or indirectly, in the jurisdictions in which it operates.

CGX's operations may also be adversely affected by laws and policies of Canada affecting foreign trade, investment, and taxation.

Risks of Foreign Operations

CGX's material petroleum assets and operations are located in Guyana. As such, CGX is subject to political, economic, contractual, regulatory and social uncertainties or social instability, including, but not limited to, renegotiation or nullification of existing agreements and licenses, expropriation of property without fair compensation, changes in energy policies or the personnel administering them, nationalization, currency fluctuations and devaluations, exchange controls and royalty and tax increases, changes in taxation policies, economic sanctions, social instability and other risks arising out of foreign governmental sovereignty over the areas in which CGX's operations are conducted. These uncertainties, all of which are beyond CGX's control, could have a material adverse effect on CGX's business, prospects and results of operations.

Infrastructure development in Guyana where the Corporation operates is limited. If any infrastructure or systems failures occur or do not meet the requirements of CGX, CGX's operations may be significantly hampered which could result in delayed, postponed or cancelled petroleum operations, lower production and sales and/or higher costs. These factors may affect the Corporation's ability to explore and develop its properties in a timely manner and to store and transport its petroleum production if reserves are located.

Different Legal System and Litigation

CGX's operations may also be adversely affected by laws and policies of Canada affecting foreign trade, investment, and taxation, including proposed amendments to the Income Tax Act (Canada) relating to the taxation of foreign affiliates announced on August 19, 2011.

CGX's oil production and exploration activities are located in countries with legal systems that in various degrees, differ from that of Canada. Rules, regulations and legal principles may differ both relating to matters of substantive law and in respect of such matters as court procedure and enforcement. This means that CGX's ability to exercise or enforce its rights and obligations may differ between countries and also from what would have been the case if such rights and obligations were subject to Canadian law and jurisdiction.

In the event of a dispute arising in connection with CGX's operations in Guyana, CGX may be subject to the exclusive jurisdiction of foreign courts or may not be successful in subjecting foreign persons to the jurisdictions of the courts of Canada or enforcing Canadian judgments in such other jurisdictions. CGX may also be hindered or prevented from enforcing its rights with respect to a governmental entity because of the doctrine of sovereign immunity. Accordingly, CGX's exploration and development activities in Guyana could be substantially affected by factors beyond CGX's control, any of which could have a material adverse effect on CGX.

Cost Overruns

Projecting the costs of exploratory drilling programs is difficult due to the inherent uncertainties of drilling in unknown formations, the costs associated with encountering various drilling conditions (such as over-pressured zones and tools lost in the hole), weather related factors and changes in drilling plans and locations as a result of prior exploratory wells or additional technical data and interpretations. Accordingly, there may be changes in estimated costs associated with drilling projects.

In addition, due to the stage of development of the oil and gas industry in Guyana, it is difficult to estimate costs, including infrastructure improvement costs, transportation costs (including truck, river barge and helicopter costs) and production costs for CGX's exploration and development plans for some of its properties.

CGX's difficulty estimating these costs could affect the commerciality of the resources and reserves discovered on its properties or any other properties CGX may acquire from time to time, the economic viability of CGX's products and the ability of CGX to transport its products to market.

No Reserves

CGX does not know if any of its exploration prospects will contain petroleum in quantities or quality that are sufficient to recover the costs of drilling and exploration, or to be economically viable. Currently there are no reserves associated with CGX's petroleum licenses in Guyana. CGX has identified exploration prospects based on seismic and geological information that indicates the possible presence of petroleum. However, the areas in which CGX has decided to drill may not produce petroleum in commercial quantities or quality, or may not contain petroleum at all. The future value of CGX is dependent on the success or otherwise of CGX's activities which are principally directed toward the further exploration, appraisal and development of its assets in Guyana. CGX has a right to explore and appraise such assets in Guyana but does not have a right to produce the same until such time as reserves discovered thereon are determined to be commercial. Exploration for, and appraisal and development of, petroleum reserves are speculative and involve a significant degree of risk. There is no guarantee that exploration or appraisal of the Guyana assets will lead to a commercial discovery or, if there is commercial discovery, that CGX will be able to realize such reserves as intended. Few properties that are explored are ultimately produced. If at any stage CGX is precluded from pursuing its exploration or development programs, or such programs are otherwise not continued, CGX's business, financial condition and/or results of operations and, accordingly, the trading price of the Common Shares, is likely to be materially adversely affected.

Future Drilling and Development

Future oil and natural gas exploration may involve unprofitable efforts, not only from dry wells, but also from wells that are productive but do not produce sufficient petroleum substances to return a profit after drilling, operating and other costs. Completion of a well does not assure a profit on the investment or recovery of drilling, completion and operating costs.

Development of any potential discovery may be affected by increased costs, the cost of capital and other political or environmental factors. For example, the unavailability or high cost of drilling rigs, or other essential equipment, material or personnel could have a negative impact on the ability of the Corporation to economically develop future reserves. Additionally, engineering complications, political events, social unrest or natural disasters could delay or prevent a development project. Additionally, the cost of budgeting for such projects may be difficult.

Negative Operating Cash Flow

The Corporation had negative operating cash flow for its financial years ended December 31, 2020 and 2019 and for all years since inception in 1998. Until such time as the Corporation is able to produce oil and gas from its interest in PPLs, the Corporation does not expect to have any positive cash flow. To the extent that the Corporation has negative cash flow in future periods, the Corporation will need to deploy a portion of its cash reserves to fund such negative cash flow.

Financial Markets

In the future, the Corporation may require further debt financing to grow its business. Distress in financial markets could diminish the amount of financing available to companies and could significantly increase the Corporation's costs associated with borrowing. The Corporation's liquidity and its ability to access the credit or capital markets may also be adversely affected by changes in the financial markets and the global economy and could make it more difficult for the Corporation to access capital, sell assets, refinance existing indebtedness, enter into agreements for new indebtedness or obtain funding through the issuance of securities.

Foreign Subsidiaries

CGX conducts operations through its Bahamian, Guyanese and Barbadian subsidiaries. Therefore, to the extent of operations conducted by such subsidiaries, CGX will be dependent on the cash flows of these subsidiaries to meet its obligations. The ability of its subsidiaries to make payments to CGX may be constrained by: (i) the level of taxation, particularly corporate profits and withholding taxes, in the jurisdiction in which the subsidiary operates and any changes in tax laws or treaties; and (ii) the introduction of exchange controls or repatriation restrictions or the availability of hard currency to be repatriated.

Need to Discover or Acquire Reserves

CGX's ability to achieve commercial production, and therefore its cash flows and earnings, are highly dependent upon CGX discovering or acquiring reserves through acquisitions, joint ventures or investments. To the extent that cash flow from operations is insufficient and external sources of capital become limited or unavailable, CGX's ability to make the necessary capital investments to expand its petroleum reserves will be impaired. There can be no assurance that CGX will be able to find and develop or acquire reserves at commercially feasible costs. Even if such acquisitions, joint ventures or investments are consummated, CGX may not realize any anticipated benefits from them.

Future acquisitions, joint ventures and investments may result in the incurrence of additional debt, contingent liabilities and amortization expenses related to goodwill and other intangible assets and increased capital expenditures, interest and other costs, any of which could have a material adverse effect on CGX's financial condition and operating results by reducing its net profit, or increasing its total liabilities, or both. Any of these factors could adversely affect CGX's business, financial condition, results of operations or prospects.

Assessments of Value of Acquisitions

Acquisitions of petroleum companies and petroleum assets are typically based on engineering and economic assessments made by independent engineers and the acquiror's own assessments. These assessments will include a series of assumptions regarding such factors as recoverability and marketability of petroleum, future prices of petroleum and operating costs, future capital expenditures and royalties and other government levies which will be imposed over the producing life of the reserves. Many of these factors are subject to change and are beyond CGX's control. In particular, the prices of, and markets for, petroleum products may change from those anticipated at the time of making such assessment. In addition, all such assessments involve a measure of geologic and engineering uncertainty which could result in lower production and reserves than anticipated. Initial assessments of acquisitions may be based on reports by a firm of independent engineers that are not the same as the firm that CGX may use for its year-end resource and reserve evaluations. Because each of these firms may have different evaluation methods and approaches, these initial assessments may differ significantly from the assessments of the firm used by CGX. Any such instance may offset the return on and value of the offered shares.

Operational Dependence

Other companies in future may operate some of the PPLs in which the Corporation has an interest in order to share risks associated with those operations. As a result, the Corporation may have limited ability to exercise influence over the operation of those activities or their associated costs, which could adversely affect the Corporation's financial performance. The Corporation's return on interests operated by others therefore depends upon a number of factors that may be outside of the Corporation's control, including the timing and amount of capital expenditures, the operator's expertise and financial resources, the approval of other participants, the selection of technology and risk management practices. Additionally, fraud, misconduct, lack of compliance with applicable laws and regulations by or on behalf of one or more of our partners or co-working interest owners could potentially have a negative impact on CGX's business and reputation.

Tax Risks

CGX operates in several countries and is therefore subject to different forms of taxation in various jurisdictions throughout the world, including but not limited to, property tax, income tax, withholding tax, commodity tax, social security and other payroll related taxes, foreign currency and capital repatriation laws. An unfavorable interpretation of the current tax legislation could have a material adverse effect on the profitability of CGX or may lead to disagreements with tax authorities regarding the interpretation of tax law.

Tax law and administration is extremely complex and often requires CGX to make subjective determinations. CGX must make assumptions about, but not limited to, the tax rates in various jurisdictions, the effect of tax treaties between jurisdictions and taxable income projections due to tax law and its administration which are extremely complex. To the extent that such assumptions differ from actual results, or if such jurisdictions were to change or modify such laws or the current interpretation thereof, CGX may have to record additional tax expenses and liabilities, including interest and penalties. Moreover, there is a risk in which the countries where CGX operates may change their current tax regime with little prior notice or that the tax authorities in these jurisdictions may attempt to claim tax on the global revenues of CGX.

Title to Properties and Assets

Title reviews have been conducted on CGX's existing properties and to the knowledge of CGX, CGX has good title to its existing properties and in accordance with industry standards, title reviews are conducted prior to the purchase of most petroleum producing properties or the commencement of drilling wells. Such reviews do not guarantee or certify that an unforeseen defect in the chain of title will not arise to defeat the claim of CGX which could result in the loss of title and a reduction of the revenue received by CGX.

Third Party Credit Risk

CGX is or may be exposed to third party credit risk through its contractual arrangements with its current or future joint venture partners, or other parties. In the event such entities fail to meet their contractual obligations to CGX, such failures could have a material adverse effect on CGX and its cash flow from operations.

Competition

Competition could adversely affect CGX's performance. The petroleum industry is characterized by intense competition and CGX competes directly with other companies that have greater technical and financial resources. Many of these competitors not only explore for and produce petroleum but also carry on refining operations and market petroleum and other products on an international basis. The industry also competes with other industries who supply non-petroleum energy products.

The oil and gas industry is characterized by rapid and significant technological advancements and introductions of new products and services utilizing new technologies. Other oil and gas companies may have greater financial, technical and personnel resources that allow them to enjoy technological advantages and may in the future allow them to implement new technologies before the Corporation does. There can be no assurance that the Corporation will be able to respond to such competitive pressures and implement such technologies on a timely basis or at an acceptable cost. One or more of the technologies currently utilized by the Corporation or implemented in the future may become obsolete. In such case, the Corporation's business, financial condition and results of operations could be materially adversely affected. If the Corporation is unable to utilize the most advanced commercially available technology, the Corporation's business, financial condition and results of operations could be materially adversely affected.

Potential Conflicts of Interest

There are potential conflicts of interest to which some of the directors and officers of CGX will be subject in connection with the operations of CGX. Some of the directors and officers are engaged and will continue to be engaged in the search of petroleum interests on their own behalf and on behalf of other corporations, and situations may arise where the directors and officers will be in direct competition with CGX. Conflicts of interest, if any, which arise will be subject to and be governed by procedures prescribed by the OBCA which requires a director or officer of a corporation who is a party to or is a director or an officer of or has a material interest in any person or company who is a party to a material contract or proposed material contract with CGX, to disclose his interest and to refrain from voting on any matter in respect of such contract unless otherwise permitted under the OBCA.

Reliance on and Availability of Personnel

The Corporation is dependent upon the continued support and involvement of a number of key management personnel. The loss of the services of one or more of such personnel could have a material adverse effect on the Corporation. The Corporation's ability to manage its exploration and development activities and, hence, its success, will depend in large part on the efforts of these individuals.

The competition for qualified personnel in the petroleum industry is intense and there can be no assurance that the Corporation will be able to continue to attract and retain all personnel necessary for the development and operation of its business. Investors must rely upon the ability, expertise, judgment, discretion, integrity and good faith of the management of CGX, as the case may be.

Ability to Sustain and Manage Growth

CGX's ability to grow depends on several factors, many of which are beyond CGX's control, such as commodity prices, the ability of mining companies to raise financing and the demand for raw materials from large, emerging economies. CGX is also subject to a variety of business risks generally associated with growing companies. Future growth and expansion could place a strain on the management team and will likely require the recruitment of additional management resources.

There is no guarantee that CGX will be able to:

• manage expanding operations (including any acquisitions) effectively;

• sustain or accelerate growth or ensure that growth results in profitable operations;

• attract and retain sufficient management resources necessary for continued growth; or

• complete successful strategic investments and acquisitions.

The failure to accomplish any of these goals could have an adverse effect on our business and growth prospects.

Business Interruptions

Business interruptions may result from a variety of factors, including regulatory intervention, delays in necessary approvals and permits, health and safety issues, personnel issues or logistics issues. Any business interruptions could have an adverse impact on CGX's business.

Reputational Risk

Any negative publicity, whether true or not, would be a risk to our reputation, and could cause a decline in our customer base, with an adverse impact on our business. As every risk we face could have an impact on our reputation, reputational risk cannot be managed in isolation from other types of risk. It is vital that every employee and representative of CGX upholds our strong reputation by complying with all applicable policies, legislation and regulations as well as by creating positive experiences with our customers, stakeholders and the public.

Corruption, Bribery and Fraud

CGX is required to comply with applicable laws in other jurisdictions, which prohibit companies from engaging in bribery or other prohibited payments or gifts to foreign public officials for the purpose of retaining or obtaining business. CGX's policies mandate compliance with these laws. However, there can be no assurance that the policies and procedures and other safeguards that CGX has implemented in relation to its compliance with these laws will be effective or that CGX employees, agents, suppliers or other industry partners have not engaged or will not engage in such illegal conduct for which CGX may be held responsible. Violations of these laws could disrupt CGX's business and result in a material adverse effect on its business and operations.

Breach of Confidentiality

While discussing potential business relationships or other transactions with third parties, CGX may disclose confidential information relating to CGX's business, operations or affairs. Although confidentiality agreements are generally signed by third parties prior to the disclosure of confidential information, a breach could put CGX at competitive risk and may cause significant damage to CGX's business. The harm to CGX's business from a breach of confidentiality cannot presently be quantified, but may be material and may not be compensable in damages. There is no assurance that, in the event of a breach of confidentiality, CGX will be able to obtain equitable remedies, such as injunctive relief, from a court of competent jurisdiction in a timely manner, if at all, in order to prevent or mitigate any damage to CGX 's business that such a breach of confidentiality may cause.

Cyber-Security Risk

While information systems are integral to supporting CGX's business, due to the nature of CGX's services, it is not considered to be subject to the same level of cyber security risks as companies operating in sectors where sensitive information is at the core of their business. Nevertheless, CGX is potentially exposed to risks ranging from internal human error to uncoordinated individual attempts to gain unauthorized access to its information technology systems, to sophisticated and targeted measures directed at CGX and its systems, clients or service providers. Any such disruptions in CGX's systems or the failure of the systems to operate as expected could, depending on the magnitude of the problem, result in the loss of client information, a loss of current or future business, reputational harm and/or potential claims against CGX, all of which could have an adverse effect on CGX's business, financial condition and operating results. CGX continues to enhance its efforts to mitigate these risks.

Dilutive Effects on Holders of Common Shares

The Corporation expects to issue Common Shares and warrants that will entitle the holder thereof to purchase Common Shares pursuant to the subscription agreements referred to above. Accordingly, holders of Common Shares may suffer dilution.

Significant Shareholders

Frontera holds 212,392,155 Common Shares representing approximately 73.85% of CGX's issued and outstanding Common Shares on an undiluted basis. Frontera has the voting power to influence the outcome of all corporate transactions or other matters requiring the approval of CGX's shareholders, including a merger, a business combination or the sale of all or substantially all of CGX's assets. This influence may limit the price that investors are willing to pay for Common Shares or discourage third parties from making a tender offer or takeover bid to acquire any or all of the outstanding Common Shares. In addition, there exists the potential that Frontera may sell its Common Shares in the public market (commonly referred to as "market overhang"), these Common shares as well as any actual sales of such Common Shares in the public market, could adversely affect the market price of the Common Shares.

Enforcement of Civil Liabilities

Substantially all of the assets of the Corporation are located outside of Canada and certain of the directors and officers of the Corporation are currently resident outside of Canada. As a result, it may be difficult or impossible to enforce judgments granted by a court in Canada against the assets of the Corporation or the directors and officers of the Corporation residing outside of Canada.

No Record of Dividends

CGX has not paid dividends and it is unlikely to pay dividends in the foreseeable future. Any determination to pay dividends in the future will be at the discretion of the Board and will depend upon, among other things, CGX's results of operations, financial condition, contractual restrictions, capital expenditure and working capital requirements, restrictions imposed by applicable law and other factors the Board deems relevant.

Geographic Concentration

CGX's assets are in the Guyana Suriname Basin in Guyana. As a result of this geographic concentration, CGX may be disproportionately exposed to the effect of regional supply and demand factors and delays or interruptions in exploration in this area caused by changes in governmental regulation, political or social conditions or weather or other localized events.

Alternatives to and Changing Demand for Hydrocarbon Products

Fuel conservation measures, alternative fuel requirements, increasing consumer demand for alternatives to oil and natural gas, and technological advances in fuel economy and energy generation devices could reduce the demand for crude oil and other liquid hydrocarbons. The Corporation cannot predict the impact of changing demand for oil and natural gas products, and any major changes may have a material adverse effect on the Corporation's business, financial condition, results of operations and cash flows.

Forward-Looking Statements May Prove Inaccurate

Shareholders and investors are cautioned not to place undue reliance on forward-looking statements and other future looking financial information. By their nature, forward-looking statements and information involve numerous assumptions, known and unknown risks and uncertainties, of both a general and specific nature, that could cause actual results to differ materially from those suggested by the forward-looking statements or information or contribute to the possibility that predictions, forecasts or projections will prove to be materially inaccurate.

Evaluation of Disclosure Controls and Procedures and Internal Control over Financial Reporting

Disclosure controls and procedures ("DC&P"), as defined in National Instrument 52-109 - Certification of Disclosure in Issuers' Annual and Interim Filings, are designed to provide reasonable assurance that information required to be disclosed in its annual filings, interim filings or other reports filed or submitted by the Company under securities legislation is recorded, processed, summarized and reported within the time periods specified in the securities legislation and include controls and procedures designed to ensure that information required to be disclosed by the Company in its annual filings, interim filings or other reports filed or submitted under securities legislation is accumulated and communicated to the Company's management, including the Chief Executive Officer and the Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure.

DIVIDEND RECORD AND POLICY

CGX has not paid any dividends on its shares since incorporation and does not intend to pay dividends in the foreseeable future. The future payment of dividends will be dependent upon the financial requirements of CGX to fund future growth, the financial condition of CGX, including the status of its outstanding debt instruments and other factors which the directors of CGX may consider appropriate in the circumstances.

DESCRIPTION OF SHARE CAPITAL

Common Shares

CGX is authorized to issue an unlimited number of Common Shares. As of the date hereof, CGX has a total of 287,588,662 Common Shares issued and outstanding. The holders of Common Shares are entitled to receive notice of, to attend and vote at any meetings of the shareholders of CGX, to receive dividends declared by the Board and to receive the remaining property of CGX on dissolution after the claims of creditors have been satisfied.

CGX has reserved 16,160,000 Common Shares for issuance upon the exercise of outstanding options as of the date hereof resulting in 303,748,662 Common Shares outstanding on a fully-diluted basis.

Shareholder Rights Plan

The Corporation does not have a shareholder right plan.

PRIOR SALES

The table below outlines all issuances of Common Shares and securities that are convertible into Common Shares for the year ended December 31, 2020 and for the period beginning January 1, 2021 to the date of this AIF.

Date of Issuance	Securities Issued	Issue Price ($)	Reason for Issuance
January 17, 2020	1,510,000 Options	0.71	Stock Option Grant(1)
December 29, 2020	15,009,026 Common Shares	0.415	Exercise of Warrants(2)
January 4, 2021	400,000 Options	0.495	Stock Option Grant(3)
March 23, 2021	1,400,000 Options	0.82	Stock Option Grant(4)

Note:

(1) On January 17, 2020, the Company granted 1,510,000 stock options to a director and an employee of the Company at an exercise price of $0.71 until January 17, 2025. These stock options vest 1/3 of the Options granted immediately; (b) 1/3 of the Options granted on the six month anniversary of the Option grant; and (c) 1/3 of the Options granted, being the remaining amount, on the first anniversary of the Option grant, subject to a vesting acceleration clause under certain events.

(2) On December 29, 2020, Frontera exercised its 15,009,026 Warrants exercisable at $0.415. As a result, 15,009,026 Common Shares were issued.

(3) On January 4, 2021, the Company granted 400,000 stock options to a contractor of the Company at an exercise price of $0.495 until January 4, 2026. These stock options vest 1/3 of the Options granted immediately; (b) 1/3 of the Options granted on the six month anniversary of the Option grant; and (c) 1/3 of the Options granted, being the remaining amount, on the first anniversary of the Option grant, subject to a vesting acceleration clause under certain events.

(4) On March 23, 2021, the Company granted 1,400,000 stock options to a director an employee of the Company at an exercise price of $0.82 until March 23, 2026. These stock options vest 1/3 of the Options granted immediately; (b) 1/3 of the Options granted on the six month anniversary of the Option grant; and (c) 1/3 of the Options granted, being the remaining amount, on the first anniversary of the Option grant, subject to a vesting acceleration clause under certain events.

ESCROWED SECURITIES

To CGX's knowledge, no securities of the Corporation are subject to escrow or to a contractual restriction or transfer.

MARKET FOR SECURITIES

The Common Shares are listed for trading on the TSXV under the trading symbol "OYL".

Trading Price and Volume

The following table sets out the price range and trading volumes of the Common Shares on the TSXV during the most recently completed financial year of CGX and for the period subsequent thereto up to the date of this Annual Information Form.

Price Range
		High	Low	Volume
2021	May*	0.94	0.82	144,620
	April	0.99	0.74	677,808
	March	1.15	0.75	1,095,764
	February	1.30	0.50	2,727,846
	January	0.56	0.43	841,436
2020	December	0.53	0.36	631,201
	November	0.57	0.36	751,206
	October	0.47	0.35	312,666
	September	0.52	0.39	323,439
	August	0.66	0.34	1,092,872
	July	0.42	0.335	296,840
	June	0.45	0.30	509,794
	May	0.52	0.29	467,851
	April	0.39	0.235	908,651
	March	0.65	0.25	753,728
	February	0.79	0.38	698,170
	January	0.84	0.485	1,688,361

* Trading data for the period from May 1, 2021 through to May 5, 2021

DIRECTORS AND EXECUTIVE OFFICERS

All of the directors of the Corporation are elected until the next annual meeting of the shareholders of the Corporation or until their respective successors are elected directors of the Corporation or until the earlier of their death, resignation or removal. Each officer of the Corporation serves at the discretion of the directors of the Corporation.

The following table sets forth the name, place of residence, present position or positions held with the Corporation and principal occupation of each director and officer of the Corporation and the period during which each present director of the Corporation has served as a director of the Corporation.

Name and Position and Municipality of Residence	Position with the Corporation	Director of the Corporation Since	Principal Occupation
Gabriel de Alba (1)(2) Florida, United States	Co-Chairman, Director	January 7, 2020	Gabriel de Alba is the current Chairman of the board of directors of Frontera. He is a Managing Director and Partner of Catalyst Capital Group Inc. Prior to joining Catalyst at its inception in 2002, Mr. de Alba worked at AT&T Latin America. Mr. de Alba was a founding member of the Bank of America International Merchant Banking Group and, prior to that, worked in Bankers Trust's New York Merchant Banking Group. Mr. de Alba is fluent in five languages and holds a double BS in Finance and Economics from the NYU Stern School of Business, an MBA from Columbia University and has completed graduate courses in Mathematics, Information Technology and Computer Sciences at Harvard University.
Tralisa Maraj Houston, USA	Chief Financial Officer and Secretary	Not applicable	Tralisa Maraj is Chief Financial Officer of the Corporation since January 2012; Controller and Chief Accounting Officer of the Corporation from September 2011 to January 2012; Corporate Controller, Remora Energy Management from October 2009 to August 2012; Senior Manager, Assurance, Pricewaterhouse Coopers from September 2004 to October 2009.
Dennis Mills (1)(3) Toronto, Canada	Director	April 26, 2013	Dennis Mills was a director of Pacific Rubiales Energy Corp. until November 2016 and was Vice Chairman and Chief Executive Officer of MI Developments Inc. from 2004 to 2011, and a Vice President at Magna International from 1984 to 1987. Mr. Mills served as a Member of Parliament in Canada's federal parliament from 1988 to 2004 and was involved in federal politics since 1980. His positions in the federal parliament included: Parliamentary Secretary to the Minister of Industry (1993 to 1996), Parliamentary Secretary to the Minister of Consumer and Corporate Affairs (1993 to 1995), Senior Policy Advisor to the Cabinet Committee on Communications (1980 to 1984), Advisor to the Minister of Energy (1980 to 1981), Senior Advisor to the Minister of Multiculturalism (1980), and Senior Communications Advisor to the Prime Minister of Canada, The Right Honourable Pierre Elliott Trudeau (1980 to 1984).

Suresh Narine (1)(2)(3)(4)(5) Peterborough, Canada	Executive Co- Chairman and Executive Director, Guyana	January 3, 2012

Suresh Narine named in 2011 as one of Canada's Top 40 Under 40 Leaders, is originally from Guyana. He has been a Director on the CGX Board since 2012, serving variously as Co-Chairman, Executive Chairman and Executive Director (Guyana) since 2013. Professor Narine is a Senior Professor at Trent University, where he is cross-appointed to the Departments of Physics & Astronomy and Chemistry. He is the Director of the Trent Centre for Biomaterials Research. He has also served as the Director of Guyana's Institute of Applied Science and Technology from 2006 to January 2021. Professor Narine has an impressive academic career that includes numerous awards including the prestigious "Distinguished Researcher" at Trent University, the "Anthony N Sabga Caribbean Award for Excellence in Science and Technology" and the "Growing Alberta Leadership Award for Innovation". Professor Narine has served as the Ontario Research Chair in Green Chemistry and Engineering and is currently the NSERC/GFO/ERS Senior Research Chair in Lipid Derived Biomaterials. Narine has commercialized multiple technologies in North America and has led the development and commercialization of several brands of cosmetics and food in his native Guyana, as part of his work with the Institute of Applied Science and Technology. Narine has been awarded Guyana's Golden Arrow of Achievement for "long and exceptional service to national development through the application of advanced science and technology".

Hermann Tribukait (1)(2)(3)(4)(5) California, USA	Director	November 7, 2019

Hermann Tribukait holds a Doctorate and a Masters in economics with concentration in finance from Harvard University, and a Bachelor's degree in economics from ITAM. Dr. Tribukait is the Co-founder & CEO of Atinary Technologies Inc. (formerly ChemOS Inc.) and the Founder & Managing Director of Arminius Partners LLC. He has served as the Representative in North America of Mexico's Energy Innovation Funds; as a Senior Manager of Cornerstone Research; as an Intern on the Board of Governors of the Federal Reserve and as an Associate with Mckinsey & Co. and Protego Asesores. He is an Affiliate to the Lawrence Berkeley National Laboratory of the U.S. Department of Energy; a Founding Member of the World Alliance for Efficient Solutions and an Advisory Board Member of Clubes de Ciencias. His expertise lies in the areas of economics and finance, innovation and technology development, and international public private partnerships.

Duncan Nightingale (4)(5) Bogota, Colombia	Director	August 16, 2019

Duncan Nightingale is currently the Corporate Vice President, Field Development, Reservoir Management and Exploration at Frontera. Mr. Nightingale has over 30 years of oil and gas exploration and development experience. Prior to joining Frontera in 2017, Mr. Nightingale held various executive management positions with Gran Tierra Energy from 2009 to 2017. These included President, interim CEO, Chief Operating Officer and Vice President of Exploration.

Mark D. Zoback California, USA	Director	February 8, 2021

Mark D. Zoback is the Benjamin M. Page Professor of Geophysics at Stanford University, Director of the Stanford Natural Gas Initiative, Co-Director of the Stanford Center for Induced and Triggered Seismicity and the Stanford Center for Carbon Storage and Senior Fellow in Stanford's Precourt Institute for Energy. A world-renowned expert in geomechanics, Dr. Zoback is the author of two textbooks on the subject and the author/co-author of approximately 400 technical papers. Dr. Zoback was the founder of GeoMechanics International ("GMI"), a software and consulting company that was acquired by Baker Hughes in 2008. GMI focused on wellbore stability and pore pressure prediction. Baker Hughes continues to use these technologies today. Dr. Zoback served on the National Academy of Engineering committee that investigated the Deepwater Horizon accident. He was a member of the Secretary of Energy's Advisory Board Subcommittee on Shale Gas Development, a member of the Canadian Academy of Sciences Committee on Shale Gas Development and a member of the National Academy of Sciences Advisory Board on drilling in the Gulf of Mexico. Dr. Zoback has received a number of awards and honors including election to the U.S. National Academy of Engineering in 2011 and the Robert R. Berg Outstanding Research Award of the American Association of Petroleum Geologists in 2015.

Notes:

(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

(3) Member of the Corporate Governance, Nominating and Social Responsibility Committee

(4) Member of the Health, Safety, Environment Committee

(5) Member of the Resource Committee

The Corporation has five sub-committees of the Board, the Audit Committee, Compensation Committee, Corporate Governance, Nominating and Social Responsibility Committee and Health, Safety, Environment Committee and Resource Committee.

As of the date hereof, the directors and executive officers of the Corporation, as a group, beneficially owned, or controlled or directed, directly or indirectly, 325,000 Common Shares representing 0.11% of the outstanding Common Shares.

Audit Committee Disclosure

Composition of the Audit Committee

The Audit Committee consists of four directors, being Messrs. Mills (Chair), de Alba, Narine and Tribukait. The directors of the Corporation have determined that a majority of the members of the Audit Committee are "independent" from the Corporation and all are "financially literate" for the purposes of National Instrument 52-110 - Audit Committees ("NI 52-110"). Each of the current members has a minimum of 20 years business experience and each has held or currently holds executive positions that require oversight and understanding of the accounting principles underlying the preparation of financial statements.

Audit Committee Charter

The responsibilities and duties of the members of the Audit Committee are set out in the audit committee charter, the text of which is attached to this AIF as Schedule A.

Audit Committee Oversight

At no time since the commencement of the most recently completed financial year of the Corporation was a recommendation of the audit committee to nominate or compensate an external auditor not adopted by the directors of the Corporation.

External Auditor Service Fees (By Category)

The aggregate fees billed or accrued by the external auditor of the Corporation in each of the last two financial years of the Corporation are as follows:

	2020	2019
Audit Fees (1)	$35,000	$35,000
Audit Related Fees (2)	18,000	30,000
Tax Fees (3)	3,500	12,000
All Other Fees (4)	-	-
Total	$56,500	$77,000

Notes:

(1) Aggregate fees billed for services provided in auditing the Corporation's annual financial statements.

(2) Aggregate fees not included in "audit fees" that are billed by the auditors for the assurance and related services that are reasonably related to the performance of the audit or review of the Corporation's statements or as related to a prospectus.

(3) Aggregate fees billed by the auditors for professional services rendered for tax compliance, tax advice and tax planning.

(4) Aggregate fees billed by the auditors for products and services not included in the foregoing categories.

Conflicts of Interest

Certain officers and directors of CGX are also officers and/or directors of other companies engaged in the oil and gas business. As a result, situations could arise where the interests of such directors and officers conflict with their interests as directors and officer of other companies. The resolution of such conflicts is governed by applicable corporate laws which require that directors act honestly, in good faith and with a view to the best interests of CGX and pursuant to CGX's governing statute, the OBCA, that directors declare and refrain from voting on, any matter in which a director may have a conflict of interest.

Cease Trade Orders Bankruptcies, Penalties or Sanctions

Dennis Mills was a director of Pacific Exploration & Production Corp. (now called Frontera) when it commenced proceedings and obtained court protection on April 27, 2016 under the Companies' Creditors Arrangement Act ("CCAA") and ancillary proceedings under Chapter 15 of the United States Bankruptcy Code and Colombia Law 1116. It emerged from CCAA on November 2, 2016.

LEGAL PROCEEDINGS AND REGULATORY ACTIONS

From time to time, the Corporation is the subject of litigation arising out of the Corporation's operations. Damages claimed under such litigation may be material or may be indeterminate and the outcome of such litigation may materially impact the Corporation's financial condition or results of operations. While the Corporation assesses the merits of each lawsuit and defends itself accordingly, the Corporation may be required to incur significant expenses or devote significant resources to defend itself against such litigation. These claims are not currently expected to have a material impact on the Corporation's business, financial position or results of operations.

There are no legal proceedings or regulatory actions pending or known by the Corporation to which it is a party or in respect of which any of the properties of the Corporation are subject that are anticipated to be material to the Corporation and its subsidiaries taken as a whole, except for the following:

ON Energy

On May 20, 2019, the GGMC informed ON Energy that in accordance with Section (11), Section 15 (2) and 15(2A) of the Anti- Money Laundering and Countering the Financing of Terrorism Act Chapter 10:11 of the Laws of Guyana, all transactions between the GGMC and ON Energy must cease until and unless information of the ownership of GGC Resources Inc. is provided to the Guyana Securities Council ("GSC"). GGC Resources holds 30% of the issued and outstanding shares of ON Energy. The GSC had made prior requests from ON Energy for details on the directors and ownership of GGC Resources. CGX and ON Energy have confirmed previously to the GSC information that was readily available to both entities. However, the matter had not been resolved as at December 31, 2019 as the information was not deemed adequate by the GSC.

As result, on January 22, 2020, ON Energy applied the High Court of the Supreme Court of Judicature of Guyana (the "Court") to convene a meeting of the holders of the ordinary shares of ON Energy. The application to the Court for an order that such meetings be convened was done pursuant to Section 217 of the Companies Act, Cap. 89:01. ON Energy proposed to present to holders of ordinary shares at the Court-ordered meeting a plan to address the shareholding of GGC Resources Inc. to satisfy the requirements of the GGMC and GSC.

On February 28, 2020, the High Court of the Supreme Court of Judicature of Guyana granted the order for ON Energy to convene the meeting of the holders of the ordinary shares of ON Energy.

As per the order granted, a meeting of shareholders of ON Energy was held on May 14, 2020. At this meeting, the shareholders of ON Energy resolved that the issued share capital be reduced from 211,920,000 ordinary shares to 148,110,000 ordinary shares by cancelling the 63,810,000 ordinary shares of ON Energy registered in the name of GGC Resources for a sum equal to the fair value of such shares, which would be deposited into the Account.

On May 20, 2020, an application for court approval of the scheme of arrangement and the cancellation of the ordinary shares of ON Energy held by GGC Resources was made. The matter was heard before the Honourable Justice F. Holder on May 20, 2020, June 30, 2020, August 6, 2020, and September 10, 2020 with his decision reserved. ON Energy is still waiting for the judge's decision, and there is no fixed date as to when that may occur.

Prospector

In July 2018, Prospector filed a request for arbitration against CGX and CRI in the International Chamber of Commerce ('ICC") for repayment of the debt accrued under Seismic Acquisition contract dated September 2014 (and the addendum thereto) for the acquisition of 3D seismic data over a 3,116.74 km2 area in the Demerara Block. Prospector requested that the International Court of Arbitration of the ICC constitute the arbitral tribunal and requested that the tribunal award to Prospector the relief of (i) the amount US$12,420,442 being the amount Prospector alleged it was owed as at May 1, 2018, (ii) any interest that will continue to accrue from May 1, 2018 until the date of the award in the amount of 6% per annum based on the Deed of Addendum 1 Agreement (the "Addendum") between CGX Energy and Prospector dated October 3, 2016, (iii) post- award interest in the amount of 6% per annum until payment as per the Addendum, and (iv) cost and reasonable and necessary attorney's fees incurred by Prospector in bringing forward the arbitration (the "Arbitration"). It was subsequently agreed that the Tribunal had no jurisdiction over CRI.

On January 15, 2019, Prospector and CGX agreed to a one (1) year suspension of the Arbitration. The arbitral tribunal indicated that the Arbitration would be stayed for 12 months from January 22, 2019 until January 22, 2020. The parties subsequently agreed to extend the suspension for a further year until January 22, 2021.

On January 23, 2021, Prospector formally provided notice of the end of the suspension and recommencement of the arbitration. The Company plans on bringing a significant counterclaim for breaches of contract. The hearing is scheduled to be held late in the first quarter 2022 and the award will follow thereafter. If the Company is not successful in defending the claim, and the counterclaim fails, then the Company may be liable for the sums sought, and, possibly, costs. See Note 9 to the consolidated financial statements for the years ended December 31, 2020 and 2019 for further information.

On April 23, 2021, the Company filed its Defence and Counterclaim (along with supporting factual, witness and expert evidence) in the Arbitration against Prospector at the International Chamber of Commerce & International Court of Arbitration for US$26,083,000, plus interest and costs, for damages it claims to have suffered under the agreements. The contingent gains, if any, are not recorded as at March 31, 2021 or and December 31, 2020 as the outcome of the proceedings is still unknown and there can be no assurances that the Company will be successful in its lawsuit or that it will be able to collect any damages that it may be awarded.

INTERESTS OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

The Corporation is not aware of any material interest, direct or indirect, in any transaction within the three most recently completed financial years or during the financial year of the Corporation ended December 31, 2020 involving any director, executive officer, proposed nominee for election as a director or any shareholder holding more than 10% of the voting rights attached to the Common Shares or any associate or affiliate of any of the foregoing that has materially affected or will materially affect the Corporation, other than as set forth herein or as previously disclosed.

REGISTRAR AND TRANSFER AGENT

The registrar and transfer agent for the Common Shares is TMX Equity Transfer Services, 100 Adelaide St. W, Suite 301; Toronto, Ontario, Canada, M5H 4H1.

MATERIAL CONTRACTS

Except for contracts entered into in the ordinary course of business and other than as described in this section, the only material contracts entered into by the Corporation since its incorporation which can reasonably be regarded as presently material to the Corporation are the following:

1. The Corentyne PA dated November 27, 2012 and addendums to the November 27, 2012 Corentyne PPL (see "CGX PAs

- Corentyne PA" for additional information);

2. The Demerara PA dated February 12, 2013 and addendums to the February 12, 2013 Demerara PPL (see "CGX PAs - Demerara PA" for additional information); and

3. The Berbice PA dated February 12, 2013 and addendums to the February 12, 2013 Berbice PPL (see "CGX PAs - Berbice PA" for additional information).

4. Rig contract with Maersk Drilling Holdings Singapore Pte. Ltd., a subsidiary of The Drilling Company of 1972 A/S dated April 21, 2021.

INTEREST OF EXPERTS

McDaniel has prepared the McDaniel Report which is referred to in this AIF. To the best of CGX's knowledge, the directors, officers and employees of McDaniel do not own any Common Shares of the Corporation.

UHY McGovern Hurley LLP, the external auditors of the Corporation, have prepared the audit report on the consolidated financial statements of the Corporation for its most recently completed financial year. To the best of CGX's knowledge, the directors, officers and employees of UHY McGovern Hurley LLP do not own any Common Shares of the Corporation.

ADDITIONAL INFORMATION

Additional information regarding CGX may be found on SEDAR. Additional information, including directors' and officers' remuneration and indebtedness, principal holders of the Corporation's securities and securities authorized for issuance under equity compensation plans, if applicable, is contained in the Corporation's most recent information circular filed on SEDAR. Additional financial information is provided in CGX's audited financial statements and MD&A for the financial years ended 2020 and 2019 which are also available on SEDAR at "www. sedar.com".

Dated as of 5th day of May, 2021.

SCHEDULE A

CGX ENERGY INC.

AUDIT COMMITTEE CHARTER

GENERAL

(1) Purpose and Responsibilities of the Committee

1.1 Purpose

The primary purpose of the Committee is to assist Board oversight of:

(a) the integrity of the Corporation's financial statements;

(b) the Corporation's compliance with legal and regulatory requirements;

(c) the External Auditor's qualifications and independence; and

(d) the performance of the Corporation's internal audit function and the External Auditor.

(2) Definitions and Interpretation

2.1 Definitions

In this Charter:

(a) "Board" means the board of directors of the Corporation;

(b) "Chair" means the chair of the Committee;

(c) "Committee" means the audit committee of the Board;

(d) "Corporation" means CGX Energy Inc.;

(e) "Director" means a member of the Board; and

(f) "External Auditor" means the Corporation's independent auditor.

2.2 Interpretation

The provisions of this Charter are subject to the articles and by-laws of the Corporation and to the applicable provisions of the Business Corporations Act (Ontario), and any other applicable legislation.

CONSTITUTION AND FUNCTIONING OF THE COMMITTEE

(3) Establishment and Composition of the Committee

3.1 Establishment of the Audit Committee

The Committee is hereby continued with the constitution, function and responsibilities herein set forth.

3.2 Appointment and Removal of Members of the Committee

(a) Board Appoints Members. The members of the Committee shall be appointed by the Board, having considered the recommendation of the Corporate Governance, Nominating and Social Responsibility Committee of the Board.

(b) Annual Appointments. The appointment of members of the Committee shall take place annually at the first meeting of the Board after a meeting of the shareholders at which Directors are elected, provided that if the appointment of members of the Committee is not so made, the Directors who are then serving as members of the Committee shall continue as members of the Committee until their successors are appointed.

(c) Vacancies. The Board may appoint a member to fill a vacancy which occurs in the Committee between annual elections of Directors. If a vacancy exists on the Committee, the remaining members shall exercise all of their powers so long as a quorum remains in office.

(d) Removal of Member. Any member of the Committee may be removed from the Committee by a resolution of the Board.

3.3 Number of Members

The Committee shall consist of three or more Directors.

3.4 Independence of Members

A majority of the members of the Committee shall be independent for the purposes of all applicable regulatory and stock exchange requirements as outlined in Sections 1.4 of National Instrument 52-110 - Audit Committee (unless less is allowed by applicable securities rules - for reference, TSX-V Policy 3 and Part 6- NI 52-110):

3.5 Financial Literacy

(a) Financial Literacy Requirement. Each member of the Committee shall be financially literate or must become financially literate within a reasonable period of time after his or her appointment to the Committee.

(b) Definition of Financial Literacy. "Financially literate" means the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues that can reasonably be expected to be raised by the Corporation's financial statements.

(4) Committee Chair

4.1 Board to Appoint Chair

The Board shall appoint the Chair from the members of the Committee who are unrelated directors (or, if it fails to do so, the members of the Committee shall appoint the Chair from among its members).

4.2 Chair to be Appointed Annually

The designation of the Committee's Chair shall take place annually at the first meeting of the Board after a meeting of the members at which Directors are elected, provided that if the designation of Chair is not so made, the Director who is then serving as Chair shall continue as Chair until his or her successor is appointed.

(5) Committee Meetings

5.1 Quorum

A quorum of the Committee shall be two members.

5.2 Secretary

The Chair shall designate from time to time a person who may, but need not, be a member of the Committee, to be Secretary of the Committee.

5.3 Time and Place of Meetings

The time and place of the meetings of the Committee and the calling of meetings and the procedure in all things at such meetings shall be determined by the Committee; provided, however, the Committee shall meet at least four times per year on a quarterly basis.

5.4 In Camera Meetings

On at least an annual basis, the Committee shall meet separately with each of:

(a) management;

(b) the External Auditor; and

(c) the internal auditor.

5.5 Right to Vote

Each member of the Committee shall have the right to vote on matters that come before the Committee.

5.6 Voting

Any matters to be determined by the Committee shall be decided by a majority of votes cast at a meeting of the Committee called for such purpose; actions of the Committee may be taken by an instrument or instruments in writing signed by all of the members of the Committee, and such actions shall be effective as though they had been decided by a majority of votes cast at a meeting of the Committee called for such purpose.

5.7 Invitees

The Committee may invite Directors, officers, employees and consultants of the Corporation or any other person to attend meetings of the Committee to assist in the discussion and examination of the matters under consideration by the Committee. The External Auditor shall receive notice of each meeting of the Committee and shall be entitled to attend any such meeting at the Corporation's expense.

5.8 Regular Reporting

The Committee shall report to the Board at the Board's next meeting the proceedings at the meetings of the Committee and all recommendations made by the Committee at such meetings.

(6) Authority of Committee

6.1 Retaining and Compensating Advisors

The Committee has the authority, to the extent it deems necessary or appropriate, to retain and terminate independent legal counsel or other advisors to assist the Committee in carrying out its responsibilities. The Corporation will provide for appropriate funding, as determined by the Committee, to pay any such counsel or other advisors retained by the Committee and to pay ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

6.2 Funding

The Committee shall have the authority to authorize the payment of:

(a) compensation to any external auditor engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Corporation (National Instrument 52-110 - Audit Committees requires disclosure of fees by category paid to the External Auditor).

(b) compensation for any advisors employed by the audit committee under Section 6.1 hereof; and

(c) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

(d) In addition, the Chair of the Committee is authorized to approve fees for the performance of all audit, audit- related and other services; however, in respect of tax-related services, the Chair of the Committee is authorized to approve fees of up to $50,000 and fees over this amount must be approved by the full Committee. The foregoing approval of fees for audit, audit-related, tax-related and other services shall be reported to the full Committee at its scheduled meeting.

6.3 Subcommittees

The Committee may delegate authority to one or more members or subcommittees when deemed appropriate, provided that the actions of any such members or subcommittees must be reported to the full Committee no later than at its next scheduled meeting.

6.4 Recommendations to the Board

The Committee shall have the authority to make recommendations to the Board, but shall have no decision-making authority other than as specifically contemplated in this Charter.

6.5 Compensation

The Committee has the authority to communicate directly with External Auditors and the internal auditors.

6.6 Special Reviews

The Committee has the authority to request the CFO undertake and supervise special reviews that may be deemed necessary in order to ensure compliance with legal and regulatory requirements.

(7) Remuneration of Committee Members

7.1 Remuneration of Committee Members

Members of the Committee and the Chair shall receive such remuneration for their service on the Committee as the Board may determine from time to time.

7.2 Directors' Fees

No member of the Committee may earn fees from the Corporation or any of its subsidiaries other than directors' fees (which fees may include cash and/or shares or options or other in-kind consideration ordinarily available to directors, as well as all of the regular benefits that other directors receive). For greater certainty, no member of the Committee shall accept, directly or indirectly, any consulting, advisory or other compensatory fee from the Corporation

SPECIFIC DUTIES AND RESPONSIBILITIES

(8) Integrity of Financial Statements

8.1 Review and Approval of Financial Information

(a) Annual Financial Statements. The Committee shall review and discuss with management and the External Auditor the Corporation's audited annual financial statements and related management's discussion and analysis ("MD&A") together with the report of the External Auditor thereon and, if appropriate, recommend to the Board that it approve the audited annual financial statements.

(b) Interim Financial Statements. The Committee shall review and discuss with management and the External Auditor and, if appropriate, approve the Corporation's interim unaudited financial statements and related MD&A.

(c) Material Public Financial Disclosure. The Committee shall discuss with management and the External Auditor:

(i) the types of information to be disclosed and the type of presentation to be made in connection with profit or loss or earnings press releases; and

(ii) financial information and earnings guidance (if any) provided to analysts and rating agencies.

(d) Procedures for Review. The Committee shall be satisfied that adequate procedures are in place for the review of the Corporation's disclosure of financial information extracted or derived from the Corporation's financial statements (other than financial statements, MD&A and profit or loss or earnings press releases, which are dealt with elsewhere in this Charter) and shall periodically assess the adequacy of those procedures.

(e) General. To the extent the Committee deems it necessary or appropriate, the Committee may review and discuss with management and the External Auditor:

(i) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Corporation's selection or application of accounting principles;

(ii) major issues as to the adequacy of the Corporation's internal controls over financial reporting and any special audit steps adopted in light of material control deficiencies;

(iii) analyses prepared by management and/or the External Auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative accounting methods on the financial statements;

(iv) the effect on the financial statements of the Corporation of regulatory and accounting initiatives, as well as off-balance sheet transaction structures, obligations (including contingent obligations) and other relationships of the Corporation with unconsolidated entities or other persons that have a material current or future effect on the financial condition, changes in financial condition, results of operations, liquidity, capital resources, capital reserves or significant components of revenues or expenses of the Corporation;

(v) the extent to which changes or improvements in financial or accounting practices, as approved by the Committee, have been implemented;

(vi) any financial information or financial statements in prospectuses and other offering documents;

(vii) the management certifications of the financial statements as required under applicable securities laws in Canada or otherwise; and

(viii) any other relevant reports or financial information submitted by the Corporation to any governmental body or the public.

(9) Disclosure

9.1 Generally review and discuss with management the type and presentation of information to be disclosed in the Corporation's earnings press releases, including the use of pro forma or "adjusted" non-IFRS information, as well as the type and presentation of financial information and earnings guidance to be provided to analysts and rating agencies; such discussions may be of a general nature and need not cover the specific information or presentations to be given.

(10) External Auditor

10.1 External Auditor

(a) Authority with Respect to External Auditor. As a representative of the Corporation's shareholders, the Committee shall be directly responsible for the appointment, compensation and oversight of the work of the External Auditor engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Corporation. In the discharge of this responsibility, the Committee shall:

(i) have sole responsibility for recommending to the Board the person to be proposed to the Corporation's shareholders for appointment as External Auditor for the above-described purposes and recommending such External Auditor's compensation;

(ii) determine at any time whether the Board should recommend to the Corporation's shareholders that the incumbent External Auditor should be removed from office;

(iii) review the terms of the External Auditor's engagement, discuss the audit fees with the External Auditor and be solely responsible for approving such audit fees; and

(iv) require the External Auditor to confirm in its engagement letter each year that the External Auditor is accountable to the Board and the Committee as representatives of shareholders.

(b) Independence. The Committee shall satisfy itself as to the independence of the External Auditor. As part of this process the Committee shall:

(i) require the External Auditor to submit on a periodic basis to the Committee a formal written statement delineating all relationships between the External Auditor and the Corporation and engage in a dialogue with the External Auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the External Auditor and recommend that the Board take appropriate action in response to the External Auditor's report to satisfy itself of the External Auditor's independence;

(ii) unless the Committee adopts pre-approval policies and procedures, approve any non-audit services provided by the External Auditor, provided the Committee may delegate such approval authority to one or more of its independent members who shall report promptly to the Committee concerning their exercise of such delegated authority; and

(iii) review and approve the policy setting out the restrictions on the Corporation partners, employees and former partners and employees of the Corporation's current or former External Auditor.

(c) Issues Between External Auditor and Management. The Committee shall:

(i) review any problems experienced by the External Auditor in conducting the audit, including any restrictions on the scope of the External Auditor's activities or access to requested information; and

(ii) review any significant disagreements with management and, to the extent possible, resolve any disagreements between management and the External Auditor.

(d) Non-Audit Services.

(i) The Committee shall either:

(A) approve any non-audit services provided by the External Auditor or the external auditor of any subsidiary of the Corporation to the Corporation (including its subsidiaries); or

(B) adopt specific policies and procedures for the engagement of non-audit services, provided that such pre-approval policies and procedures are detailed as to the particular service, the audit committee is informed of each non-audit service and the procedures do not include delegation of the audit committee's responsibilities to management.

(ii) The Committee may delegate to one or more independent members of the Committee the authority to pre-approve non-audit services in satisfaction of the requirement in the previous section, provided that such member or members must present any non-audit services so approved to the full Committee at its first scheduled meeting following such pre-approval. In respect of tax-related services, the Chair of the Committee is authorized to approve fees of up to $50,000 and fees over this amount must be approved by the full Committee.

(iii) The Committee shall instruct management to promptly bring to its attention any services performed by the External Auditor which were not recognized by the Corporation at the time of the engagement as being non-audit services.

(11) Other

11.1 Related Party Transactions

The Committee shall review and approve all related party transactions in which the Corporation is involved or which the Corporation proposes to enter into.

11.2 Expense Accounts

The Committee shall review and make recommendations with respect to:

(a) the Corporation's expense account policy, and rules relating to the standardization of the reporting on expense accounts; and

(b) the Director's Expense Policy of the Corporation.

11.3 Whistle Blowing

The Committee shall put in place procedures for:

(a) the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters; and

(b) the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters.

(12) Performance Evaluation

The Committee shall follow the process established by the Board and overseen by the Governance Committee for assessing the performance and effectiveness of the Committee.

(13) Charter Review

The Committee shall review and assess the adequacy of this Charter on a regular basis and recommend to the Board any changes it deems appropriate.

Approved by the Board of Directors on August 3, 2020

SCHEDULE A TO AUDIT COMMITTEE CHARTER

INDEPENDENCE REQUIREMENTS

For the purposes of determining the whether a director is "independent", Section 2.1 of National Policy 58-201 - Corporate Governance Guidelines applies the same test as utilized in National Instrument 58-101 - Disclosure of Corporate Governance Practices ("NI 58-101"). The definition of "independence" in NI 58-101 as it relates to Directors of the Corporation imports the definition set out in Section 1.4 of Multilateral Instrument 52-110 - Audit Committees ("MI 52-110").

Pursuant to Section 1.4 of MI 52-110 the meaning of "independence" is as follows:

"1.4 Meaning of Independence

(1) An audit committee member is independent if he or she has no direct or indirect material relationship with the issuer.

(2) For the purposes of subsection (1), a "material relationship" is a relationship which could, in the view of the issuer's board of directors, be reasonably expected to interfere with the exercise of a member's independent judgment.

(3) Despite subsection (2), the following individuals are considered to have a material relationship with an issuer:

(a) an individual who is, or has been within the last three years, an employee or executive officer of the issuer;

(b) an individual whose immediate family member is, or has been within the last three years, an executive officer of the issuer;

(c) an individual who:

(i) is a partner of a firm that is the issuer's internal or external auditor,

(ii) is an employee of that firm, or

(iii) was within the last three years a partner or employee of that firm and personally worked on the issuer's audit within that time;

(d) an individual whose spouse, minor child or stepchild, or child or stepchild who shares a home with the individual:

(i) is a partner of a firm that is the issuer's internal or external auditor,

(ii) is an employee of that firm and participates in its audit, assurance or tax compliance (but not tax planning) practice, or

(iii) was within the last three years a partner or employee of that firm and personally worked on the issuer's audit within that time;

(e) an individual who, or whose immediate family member, is or has been within the last three years, an executive officer of an entity if any of the issuer's current executive officers serves or served at that same time on the entity's compensation committee; and

(f) an individual who received, or whose immediate family member who is employed as an executive officer of the issuer received, more than $75,000 in direct compensation from the issuer during any 12 month period within the last three years.

(4) Despite subsection (3), an individual will not be considered to have a material relationship with the issuer solely because:

(a) he or she had a relationship identified in subsection (3) if that relationship ended before December 31, 2014; or

(b) he or she had a relationship identified in subsection (3) by virtue of subsection (8) if that relationship ended before December 31, 2014.

(5) For the purposes of clauses (3)(c) and (3)(d), a partner does not include a fixed income partner whose interest in the firm that is the internal or external auditor is limited to the receipt of fixed amounts of compensation (including deferred compensation) for prior service with that firm if the compensation is not contingent in any way on continued service.

(6) For the purposes of clause (3)(f), direct compensation does not include:

(a) remuneration for acting as a member of the board of directors or of any board committee of the issuer, and

(b) the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the issuer if the compensation is not contingent in any way on continued service.

(7) Despite subsection (3), an individual will not be considered to have a material relationship with the issuer solely because the individual or his or her immediate family member

(a) has previously acted as an interim chief executive officer of the issuer, or

(b) acts, or has previously acted, as a chair or vice-chair of the board of directors or of any board committee of the issuer on a part-time basis.

(8) For the purpose of section 1.4, an issuer includes a subsidiary entity of the issuer and a parent of the issuer.

1.5 Additional Independence Requirements

(1) Despite any determination made under section 1.4, an individual who:

(a) accepts, directly or indirectly, any consulting, advisory or other compensatory fee from the issuer or any subsidiary entity of the issuer, other than as remuneration for acting in his or her capacity as a member of the board of directors or any board committee, or as a part-time chair or vice-chair of the board or any board committee; or

(b) is an affiliated entity of the issuer or any of its subsidiary entities,

(c) is considered to have a material relationship with the issuer.

(2) For the purposes of subsection (1), the indirect acceptance by an individual of any consulting, advisory or other compensatory fee includes acceptance of a fee by:

(a) an individual's spouse, minor child or stepchild, or a child or stepchild who shares the individual's home; or

(b) an entity in which such individual is a partner, member, an officer such as a managing director occupying a comparable position or executive officer, or occupies a similar position (except limited partners, non- managing members and those occupying similar positions who, in each case, have no active role in providing services to the entity) and which provides accounting, consulting, legal, investment banking or financial advisory services to the issuer or any subsidiary entity of the issuer.

(3) For the purposes of subsection (1), compensatory fees do not include the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the issuer if the compensation is not contingent in any way on continued service."